UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement	[_]	Soliciting Material Under Rule
[_]	Confidential, For Use of the		14a-12
Commission Only (as permitted
by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials

Foster Wheeler Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

FOSTER WHEELER LTD.
PERRYVILLE CORPORATE PARK
CLINTON, NEW JERSEY 08809-4000
______________________________

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2008
______________________________

     The Annual General Meeting of Shareholders of Foster Wheeler Ltd., which we refer to as the Annual General Meeting, will be held at the offices of Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey, on May 6, 2008, at 9:00 a.m. for the following purposes:

1.	To elect three directors for terms expiring at our annual general meeting to be held in 2011.

2.
To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm and to authorize our Board of Directors, acting through our Audit Committee, to set the independent registered public accounting firm’s remuneration, in each case for the fiscal year ending December 26, 2008.

3.	To address any other matters that properly come before the Annual General Meeting and any adjournments or postponements of the meeting.

     Our audited consolidated financial statements for the fiscal year ended December 28, 2007 will be presented at the Annual General Meeting.

     All registered holders of our common shares at the close of business on March 10, 2008 are entitled to notice of, and to vote at, the Annual General Meeting and any adjournments or postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about April 1, 2008.

     Please date, sign and return the enclosed proxy card(s) in the enclosed, postage-paid envelope as promptly as possible, or appoint a proxy to vote your shares by using the telephone or Internet, as described in the attached proxy statement, so that your shares may be represented at the Annual General Meeting and voted in accordance with your wishes.

     Important note to holders of common shares and/or fractions of common shares: If you hold common shares and/or fractions of common shares, please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

     Admission to the Annual General Meeting will be by ticket only. If you are a registered shareholder and plan to attend the meeting, please check the appropriate box on the proxy card or, if you appoint a proxy by Internet or telephone, please indicate your plans to attend when prompted. In all cases, retain the bottom portion of the proxy card as your admission ticket to the Annual General Meeting. If you are a shareholder whose shares are held through an intermediary, such as a bank or broker, please follow the instructions in the attached proxy statement to obtain a ticket.

By Order of the Board of Directors

PETER J. GANZ
Executive Vice President, General Counsel and Secretary

April 1, 2008

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL
MEETING, PLEASE PROMPTLY RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE OR
DIRECT THE VOTING OF YOUR SHARES BY TELEPHONE OR INTERNET AS DESCRIBED ON YOUR
PROXY CARD.

i

FOSTER WHEELER LTD.
PERRYVILLE CORPORATE PARK
CLINTON, NEW JERSEY 08809-4000
___________________________________

PROXY STATEMENT
___________________________________

For the Annual General Meeting of Shareholders
to be held on May 6, 2008
___________________________________

     This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Foster Wheeler Ltd. to be voted at the Annual General Meeting of Shareholders to be held on May 6, 2008, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. This proxy statement and the accompanying proxy card are being sent to shareholders on or about April 1, 2008. If you own common shares and/or fractions of common shares, please date, sign and return all proxy cards to ensure that all of your shares are represented at the Annual General Meeting.

     Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies or, in the absence of such instructions, in accordance with the recommendations of our Board of Directors. You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Annual General Meeting, appointing a proxy by telephone or on the Internet prior to the meeting or attending the meeting in person and casting a ballot.

     A copy of our Annual Report on Form 10-K, including our audited financial statements for the fiscal year ended December 28, 2007, filed on February 26, 2008 with the Securities and Exchange Commission, which we refer to as the SEC, is enclosed with this proxy statement. Our Annual Report on Form 10-K also is available publicly on our web site at www.fwc.com.

     Our Board of Directors has fixed the close of business on March 10, 2008 as the record date for determination of shareholders entitled to notice of and to vote at the Annual General Meeting and any adjournments or postponements thereof. There were 144,124,815 common shares outstanding as of March 10, 2008.

     Admission to the Annual General Meeting will be by ticket only. For registered shareholders, the bottom portion of the enclosed proxy card is your meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey, 08809-4000, and include proof of share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming your beneficial ownership of such shares as of the record date of March 10, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Annual General
Meeting of Shareholders to Be Held on May 6, 2008. This proxy statement and our annual report to shareholders are available at www.fwc.com/2008AMmaterials.

PART I

THE ANNUAL GENERAL MEETING

Time, Date and Place

     The Annual General Meeting will be held at 9:00 a.m. on Tuesday, May 6, 2008, at our offices located at Perryville Corporate Park, Clinton, New Jersey.

Record Date

     Only registered holders of common shares at the close of business on March 10, 2008, as shown in our register of members, will be entitled to vote, or to grant proxies to vote, at the Annual General Meeting.

Quorum

     Our Bye-laws require the presence of a quorum for the Annual General Meeting. The presence at the Annual General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our total issued common shares will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the Annual General Meeting.

Proxies

     A proxy card is being sent to each of our common shareholders who held shares as of the record date. If you properly received a proxy card, you may grant a proxy to vote on the proposals presented in one of three ways which are explained in the next section entitled “How You Can Vote.” If you hold shares through someone else, such as a stock broker, in the name of a bank, or other nominee, you will receive voting instructions from that firm. Please check the voting form(s) provided to you by such person to see if they offer Internet or telephone voting.

     If you have timely submitted your properly executed proxy card(s) or appointed a proxy to vote your shares by telephone or by Internet and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but have not clearly indicated your vote on any of the proposals, your shares will be voted “FOR” such proposals.

     If any other matters are properly presented at the Annual General Meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment.

How You Can Vote

     Each outstanding common share is entitled to one vote at the Annual General Meeting. Pursuant to rules of the SEC, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote ‘‘for,’’ ‘‘against’’ or ‘‘abstain’’ on a proposal, or to withhold authority to vote for one or more of the nominees for director.

     You may vote by proxy or in person at the Annual General Meeting. If your shares are held in your name, you can vote by proxy in three convenient ways:

By Telephone:

     Please refer to your proxy card for instructions. Voting by telephone is available 24 hours a day, seven days a week. Have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to direct the vote of your shares and confirm that your instructions have been properly recorded. In order for your shares to be represented at the Annual General Meeting, your telephone proxy must be received by 11:59 p.m. Eastern Time on May 5, 2008. You also can consent to viewing future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you use this telephone service, you do NOT need to return your proxy card. If you plan to attend the Annual General Meeting, please retain the bottom portion of the proxy card as your admission ticket. When voting by telephone, you will be asked whether you plan to attend the Annual General Meeting.

By Internet:

     Please refer to your proxy card for instructions. The web site is available 24 hours a day, seven days a week. Have your proxy card in hand when accessing the website. In order for your shares to be represented at the Annual General Meeting, your vote must be received by 11:59 p.m. Eastern Time on May 5, 2008. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to viewing future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you use this Internet service, you do NOT need to return your proxy card. If you plan to attend the Annual General Meeting, please retain the bottom portion of the proxy card as your admission ticket. When voting on the Internet, you will be asked whether you plan to attend the Annual General Meeting.

By Mail:

     If you choose to return your executed proxy card by mail, please mark your proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you misplaced your business reply envelope, you should mail your proxy card to BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3510, South Hackensack, New Jersey 07606-9210. If you plan to attend the Annual General Meeting, please retain the bottom portion of the proxy card as your admission ticket. If you hold common shares and/or fractions of common shares, please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

     Under applicable Bermuda law, a company’s bye-laws may provide requirements as to how shareholders can appoint proxies to vote their shares at general meetings of shareholders. Section 42 of our Bye-laws provides alternative procedures for a shareholder to appoint a proxy, including by written instrument, by electronic means or as otherwise determined by our Board of Directors, and further provides that the decision of the chairman of any general meeting as to the validity of any proxy shall be final.

     If you hold shares through a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the shares it holds in accordance with instructions received. Therefore, please follow the instructions provided by your broker when directing the voting of your shares. If you do not give instructions to a broker, the broker can vote the shares it holds with respect to “discretionary” or routine proposals. However, a broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. All of the proposals in this proxy statement are considered “discretionary” proposals, and, therefore, may be voted upon by your broker even if you do not instruct your broker.

Revocation of Proxy

     If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Annual General Meeting. You may do this by (a) signing another proxy card with a later date and returning it to BNY Mellon Shareowner Services prior to the meeting, (b) voting or re-voting by telephone or on the Internet in the manner and prior to the deadline set forth above under “How You Can Vote—By Telephone,” or “How You Can Vote—By Internet,” as applicable, or (c) attending the meeting in person and casting a ballot. Later appointments of proxies by telephone or Internet will supersede and cancel earlier appointments of proxies. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.

Validity

     The inspectors of election will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of proxies. Their determination will be final and binding. Our Board of Directors has the right to waive any irregularities or conditions as to the manner of voting. We may accept your proxy by any form of written or electronic communication so long as we are reasonably assured that the communication is authorized by you.

Solicitation of Proxies

     We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained Morrow & Co., Inc. to solicit proxies at a cost of $6,000, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

PART II

PROPOSALS

PROPOSAL 1 - ELECTION OF DIRECTORS

     In accordance with our Bye-laws and pursuant to a resolution adopted by our Board of Directors on February 26, 2002, our Board of Directors is divided into three classes, with one class of directors to be selected each year for a three-year term.

     The term of directors in one class expires at this Annual General Meeting. Pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated Raymond J. Milchovich, Jack A. Fusco and Edward G. Galante, the three directors in this expiring class, for election to our Board of Directors at this Annual General Meeting. The term of directors to be elected at this Annual General Meeting is three years, and will expire at our annual general meeting to be held in 2011. Mr. Milchovich was previously elected as a director by our shareholders at the annual general meeting of shareholders held on May 10, 2005. Messrs. Fusco and Galante were unanimously elected pursuant to a recommendation of our Governance and Nominating Committee, and in accordance with Bye-law 14(1), by our Board of Directors effective on January 31, 2008. Our Governance and Nominating Committee identified Messrs. Fusco and Galante through a third-party firm that the Committee engaged during fiscal 2007 to assist in identifying and evaluating potential candidates for our Board of Directors.

     The proxy agents of our Board of Directors intend to vote for the election of each of the nominees named below, unless otherwise instructed. If any eligible nominee becomes unable to accept nomination or election, proxies will be voted for the remaining nominees, and our Board of Directors will either reduce the size of the board, or select substitute nominees after identifying suitable candidates. Our Bye-laws provide that our Board of Directors shall consist of not less than three and not more than twenty directors, as shall be fixed from time to time by our Board of Directors. Our Board of Directors has resolved that the board shall be comprised of nine directors.

     Following is the name, principal occupation, age, and certain other information for each director nominee and other directors serving unexpired terms.

Nominees for Election at this Annual General Meeting

Raymond J. Milchovich

     Mr. Milchovich has been our Chairman and Chief Executive Officer since October 2001, and was our President from October 2001 until January 2007, at which time Umberto della Sala was elected our President and Chief Operating Officer. From January 2000 until October 2001, Mr. Milchovich served as the Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation, which we refer to as Kaiser, and its subsidiary, Kaiser Aluminum & Chemical Corporation, which we refer to as KACC, a leading producer and marketer of aluminum and aluminum fabricated products. He is also a director of Delphi Corporation, a company specializing in mobile electronics and transportation components and systems technology. Mr. Milchovich, who is 58 years old, became a member of our Board of Directors in 2001.

Jack A. Fusco

     Mr. Fusco served as the Chairman and Chief Executive Officer of Texas Genco Inc., a wholesale electric power generation company engaged in the ownership and operation of a diverse portfolio of power plants in the state of Texas, from July 2004 to February 2006. From 2002 until July 2004, Mr. Fusco was an exclusive energy investment advisor for Texas Pacific Group. He also served as President, Chief Executive Officer and Director of Orion Power, a New York Stock Exchange listed company, from November 1998 until February 2002. Prior to joining Orion Power, Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co. Prior to joining Goldman, Sachs & Co., Mr. Fusco was Executive Director of International Development and Operations for Pacific Gas & Electric's non-regulated subsidiary PG&E Enterprises. Mr. Fusco is also a director of Graphic Packaging Holding Company, a packaging solutions company and whose shares are publicly traded on the New York Stock Exchange. Mr. Fusco, who is 45 years old, became a member of our Board of Directors in 2008.

Edward G. Galante

     Mr. Galante served as a Senior Vice President and member of the Management Committee of Exxon Mobil Corporation, the largest publicly traded petroleum and petrochemical enterprise in the world, from August 2001 until his retirement in 2006. From 1999 to August 2001, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company and, from 1997 to 1999, Mr. Galante was Chairman and Managing Director of Esso (Thailand) Public Company Limited. Since 1972, Mr. Galante served in increasingly responsible management positions with Exxon Mobil Corporation. Mr. Galante is also a director of Praxair, Inc., one of the world’s largest industrial gases companies and whose shares are publicly traded on the New York Stock Exchange. Mr. Galante, who is 57 years old, became a member of our Board of Directors in 2008.

Requisite Vote

     Election of the nominees for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Board Recommendation

     Our Board of Directors recommends a vote “FOR” the election of the above-named nominees.

Similar Information on Continuing Directors

Eugene D. Atkinson

     Mr. Atkinson is the founder and has been the Managing Partner of Atkinson Capital, LLC, an investor in hedge funds, since June 2005. From May 2000 until May 2005, Mr. Atkinson was a Managing Partner with RHJ Industrial Partners, a private equity firm. From 1984 until 1990, Mr. Atkinson was a Limited Partner with The Goldman Sachs Group Inc., a leading global investment banking, securities and investment management firm, and from 1990 until 1999 he served as Chairman of Goldman Sachs (International). Mr. Atkinson, who is 63 years old, became a member of our Board of Directors in 1995. His term will expire at our annual general meeting in 2010.

Diane C. Creel

     Ms. Creel has been the Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste stream technology company, since May 2003. From January 1993 until May 2003, Ms. Creel served as Chief Executive Officer and President of Earth Tech Inc., a company which offers water management, environmental and transportation services and is a business unit of Tyco International Ltd. Ms. Creel currently serves on the board of directors of Allegheny Technologies Inc., a company that produces specialty materials for a variety of industries and whose shares are publicly traded on the New York Stock Exchange, and Goodrich Corporation, a company that provides systems and services to the aerospace and defense industry and whose shares are publicly traded on the New York Stock Exchange. Ms. Creel, who is 59 years old, became a member of our Board of Directors in 2004. Her term will expire at our annual general meeting in 2009.

Steven J. Demetriou

     Mr. Demetriou has been the Chairman and Chief Executive Officer of Aleris International, Inc., a producer of aluminum rolled products since December 2004. From June 2004 to December 2004, Mr. Demetriou served as President, Chief Executive Officer, and Director of Commonwealth Industries, Inc., a manufacturer of aluminum sheet and flexible aluminum conduit, and from 2001 until June 2004, Mr. Demetriou served as President and Chief Executive Officer of Noveon, Inc., a specialty chemical company. Mr. Demetriou has also held various management and leadership positions with IMC Global Inc., Cytec Industries Inc., and Exxon Mobil Corporation. Mr. Demetriou is also a director of OM Group, Inc., a diversified, global developer, producer and marketer of value-added, metal-based specialty chemicals and advanced materials and whose shares are publicly traded on the New York Stock Exchange. Mr. Demetriou, who is 49 years old, became a member of our Board of Directors in 2008. His term will expire at our annual general meeting in 2010.

Robert C. Flexon

     Mr. Flexon has been the Executive Vice President and Chief Operating Officer of NRG Energy, Inc., a wholesale power generation company primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products in the United States and internationally and whose shares are publicly traded on the New York Stock Exchange, since March 2008. From March 2004 until March 2008, Mr. Flexon was the Executive Vice President and Chief Financial Officer of NRG Energy, Inc. From 2000 until June 2001, Mr. Flexon served as Vice President, Business Analysis & Controller, and, from October 2001 until March 2004, was Vice President, Work Process Improvement and Business Development of Hercules, Inc., a company engaged in the manufacture of specialty chemicals used in making a variety of products for home, office, and industrial markets and whose shares are publicly traded on the New York Stock Exchange. Mr. Flexon, a certified public accountant, was an Audit Manager with Coopers & Lybrand in the 1980’s and held various key accounting-related positions, including General Auditor, with Atlantic Richfield Company from 1987 to 2000. Mr. Flexon, who is 49 years old, became a member of our Board of Directors in 2006. His term will expire at our annual general meeting in 2009.

Stephanie Hanbury-Brown

     Ms. Hanbury-Brown is the Managing Director of Golden Seeds LLC, which provides investment capital to early stage, high growth companies. Prior to that, she spent 20 years working in the financial services industry in Sydney, London and New York. The majority of her career was with J.P. Morgan, where she headed several global businesses including Global Head of Futures and Options, Head of International Private Banking, Chief Operating Officer of Global Equities and Head of eCommerce. She is currently a member of the board of directors of Design2Launch and Artemis Woman, both private companies, as well as Count Me In, a not-for-profit organization. Ms. Hanbury-Brown, who is 51 years old, became a member of our Board of Directors in 2004. Her term will expire at our annual general meeting in 2010.

James D. Woods

     Mr. Woods has been the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated, a provider of products and services to the worldwide oil and gas industry, since January 1997. From April 1987 until January 1997, Mr. Woods served as Chief Executive Officer of Baker Hughes, and, from January 1989 until January 1997, he served as Chairman of Baker Hughes. He is also a director of ESCO Technologies and Complete Production Services, Inc., each of whose shares are publicly traded on the New York Stock Exchange. Mr. Woods, who is 76 years old, became a member of our Board of Directors in 2002. His term will expire at our annual general meeting in 2009.

PROPOSAL 2- INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: APPOINTMENT AND
AUTHORIZATION OF AUDIT COMMITTEE TO APPROVE REMUNERATION

     Our Audit Committee has selected, subject to appointment by our shareholders (as required by Bermuda law), PricewaterhouseCoopers LLP, which we refer to as PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 26, 2008. A representative of PwC will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. In addition, shareholders are asked to authorize our Board of Directors, acting through our Audit Committee, to set the independent registered public accounting firm’s remuneration for the fiscal year ending December 26, 2008 (as required by Bermuda law).

Requisite Vote

     Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

     Our Audit Committee and our Board of Directors recommends a vote “FOR” the appointment of PwC as our independent registered public accounting firm and the authorization for our Board of Directors, acting through our Audit Committee, to set the independent registered public accounting firm’s remuneration, in each case for the fiscal year ending December 26, 2008.

PART III

OTHER MATTERS

Ownership of Common Shares by Directors, Director Nominees and Executive Officers

     The following table sets forth, as of March 10, 2008, beneficial ownership of our common shares by each director or director nominee, by each executive officer named in the Summary Compensation Table in this proxy statement and by all directors and executive officers as a group. All share information has been adjusted for the 2-for-1 share split, which was effected on January 22, 2008. As of March 10, 2008, there were 144,124,815 common shares outstanding.

Amount and Nature of Beneficial Ownership of Common Shares

		Shares		Shares
	Shares	Subject to	Share	Beneficially	Percent
Name of Beneficial Owner	Held(1)	Options (2)	Units(3)	Held	of Class(4)

Eugene D. Atkinson	23,313	6,364	503	30,180	*
Diane C. Creel	12,347	7,456	244	20,047	*
Steven J. Demetriou	-	604	211	815	*
Robert C. Flexon	2,994	6,042	244	9,280	*
Jack A. Fusco	-	604	211	815	*
Edward G. Galante	3,000	604	211	3,815	*
Stephanie Hanbury-Brown	10,035	7,456	244	17,735	*
Raymond J. Milchovich	249,190 (5)	316,694	-	565,884	*
James D. Woods	12,030	7,756	404	20,190	*
Franco Baseotto	1,163	4,802	-	5,965	*
Umberto della Sala	4,284	18,590	-	22,874	*
Peter J. Ganz	13,432	37,216	-	50,648	*
David Wardlaw	636	3,238	-	3,874	*
John T. La Duc (6)	29,352	11,702	-	41,054	*
All directors and executive officers as a group (19 persons)	363,027	436,613	2,272	801,912	*

(1)	The number of shares indicated as being held by each person listed in this table (including each person comprising the group of all our directors and executive officers) includes shares that are individually or jointly owned, as well as shares over which such person has either sole or shared investment or voting authority. Fractions of shares have been rounded to the nearest whole share.

(2)	Represents shares that may be acquired currently or within 60 days after March 10, 2008 through the exercise of stock options to purchase our common shares.

(3)	Includes restricted share units issued to directors under the Foster Wheeler Ltd. Omnibus Incentive Plan, which we refer to as the LTI Plan, which may be acquired or converted into common shares currently or within 60 days after March 10, 2008 due to vesting rights. Also, includes 259 share units for Mr. Atkinson and 160 share units for Mr. Woods issued under the Foster Wheeler Inc. Directors Deferred Compensation and Stock Award Plan, a legacy plan for non-employee directors. Share units do not have any voting or dividend rights.

(4)
The percentages for each person and the group are calculated based on (A)(i) the number of common shares held by such person or group, as the case may be, plus (ii) the number of common shares that may be acquired currently or within 60 days after March 10, 2008 by such person or group, as the case may be, divided by (B)(i) the number of our outstanding common shares as of March 10, 2008, plus (ii) the number of common shares that may be acquired currently or within 60 days after March 10, 2008 by such person or group, as the case may be.

(5)
Includes 165,960 restricted common shares approved and granted under the LTI Plan to Mr. Milchovich on August 11, 2006 in accordance with his restricted stock award and employment agreement. The restricted shares, which have both voting and dividend rights the same as our common shares, will vest as follows: one-half on August 11, 2008 and one-half on August 11, 2009.

(6)	Mr. La Duc’s tenure as our Executive Vice President and Chief Financial Officer ended upon his retirement effective August 13, 2007.

*	Less than 1%.

Other Beneficial Owner

     Based upon our review of Schedule 13G or Schedule 13D filings with the SEC through March 10, 2008 and other publicly available information, the following entity is known to our management to be a beneficial owner of more than five percent of our outstanding common shares, as indicated. As of March 10, 2008, there were 144,124,815 common shares outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	13,506,622(1)	9.4%

(1)
T. Rowe Price Associates, Inc. reported on Schedule 13G, filed with the SEC on February 12, 2008, that it held 6,753,311 pre-split common shares as of December 31, 2007. For purposes of disclosure in the table above, we have converted such number to reflect a 2-for-1 share split effective January 22, 2008.

T. Rowe Price Associates, Inc., a registered investment advisor, reported on a pre-split basis that 2,165,800 shares were subject to sole voting power, 6,730,511 shares were subject to sole dispositive power, and 6,753,311 shares represented their aggregate total holdings. T. Rowe Price Associates, Inc. reported that it did not serve as custodian of the assets of any of its clients and that each of its clients or the client’s custodian or trustee bank had the right to receive dividends paid with respect to and proceeds from the sale of such securities. T. Rowe Price Associates, Inc. also reported that the power to direct the receipt of dividends paid and the proceeds from the sale of such security was vested in individual and institutional clients and that any and all discretionary authority which was delegated to T. Rowe Price Associates, Inc. may be revoked in whole or part at any time. T. Rowe Price Associates, Inc. declared that they disclaim beneficial ownership of the securities noted above.

Executive Officers

     Information regarding Mr. Milchovich, our Chairman and Chief Executive Officer, is provided under Proposal 1 of this proxy statement, under the caption, “Nominees for Election at this Annual General Meeting.”

Franco Baseotto

     Mr. Baseotto, who is 49 years old, has been employed by us for 17 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and the United States. Mr. Baseotto has served as our Executive Vice President and Chief Financial Officer since August 13, 2007. Mr. Baseotto was also elected our Treasurer on January 31, 2008. From July 2005 to August 2007, Mr. Baseotto served as the Financial Leader of our Global Engineering and Construction Business Group (which we refer to as our Global E&C Group) and, from October 2003 to August 2007, as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., an indirect, wholly-owned subsidiary within our Global E&C Group. From March 2003 to July 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Inc., an indirect, wholly-owned subsidiary domiciled in the United States. From June 1998 to February 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Continental Europe S.r.l.

Umberto della Sala

     Mr. della Sala, who is 59 years old, has been employed by us for 34 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and in the United States. Mr. della Sala was elected our President and Chief Operating Officer on January 30, 2007. Prior to his current position, Mr. della Sala served and continues to serve as Chief Executive Officer of our Global E&C Group since June 2005, and also served since 2001 as the President and Chief Executive Officer of Foster Wheeler Continental Europe S.r.l. and Chief Executive Officer of Foster Wheeler Italiana S.p.A., an indirect, wholly-owned subsidiary within our Global E&C Group. He has also held other senior positions with us, including Vice President of Foster Wheeler USA Corporation, another indirect, wholly-owned subsidiary within our Global E&C Group, from 1997 to 2000.

Thierry Desmaris

     Mr. Desmaris, who is 49 years old, was elected our Vice President of Corporate Development on February 27, 2007. Mr. Desmaris has been employed by us for 21 years. Prior to his current position, Mr. Desmaris served as our Vice President and Treasurer since January 2004. From November 2003 until January 2004, Mr. Desmaris served as our Vice President, Finance. From January 2003 to October 2003, Mr. Desmaris served as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., and from January 2002 until December 2002, he served as our Assistant Controller and Director of Project Finance of Foster Wheeler Inc.

Peter J. Ganz

     Mr. Ganz, who is 46 years old, was elected our Executive Vice President and General Counsel on October 10, 2005. Mr. Ganz was also elected our Secretary in May 2006. Since 1995, and prior to joining us, Mr. Ganz held various positions with G-I Holdings Corporation (formerly GAF Corporation), which we refer to as G-I Holdings, its subsidiary, GAF Materials Corporation, which we refer to as GAFMC, and its former subsidiary, International Specialty Products, Inc., which we refer to as ISP. In May 2005, Mr. Ganz was elected Senior Vice President, General Counsel and Secretary of GAFMC and ISP and also was elected CEO, President, General Counsel and Secretary of G-I Holdings. In April 2002, Mr. Ganz was elected Senior Vice President and Deputy General Counsel of G-I Holdings, GAFMC and ISP, and in May 2003, he also was elected General Counsel of ISP’s operating subsidiary, ISP ChemCo Inc.

Rakesh K. Jindal

     Mr. Jindal, who is 49 years old, was elected our Vice President of Tax on January 25, 2005. From June 2000 until January 2005, Mr. Jindal served as Corporate Tax Director of Foster Wheeler Inc., and, from December 1996 until June 2000, he served as Assistant Director of Tax of Foster Wheeler Inc.

W. Scott Lamb

     Mr. Lamb, who is 53 years old, was elected our Vice President, Investor Relations on June 4, 2007 and assumed additional responsibility for corporate communications in August 2007. Prior to joining us, Mr. Lamb was Vice President of Investor Relations for Coeur d'Alene Mines Corporation from June 2005 to May 2007. Mr. Lamb previously served as Vice President, Investor Relations and Corporate Communications of Kaiser from September 1998 to June 2005 and of KACC from July 1998 to June 2005. Mr. Lamb also served as Director of Investor Relations and Corporate Communications of Kaiser and KACC from June 1997 through July 1998. From July 1995 through June 1997, he served as Director of Investor Relations of Kaiser and KACC and from January 1995 through July 1995, he served as Director of Public Relations of Kaiser and KACC.

Peter D. Rose

     Mr. Rose, who is 61 years old, was elected our Vice President and Chief Corporate Compliance Officer on January 31, 2008. From May 2007 to January 2008, Mr. Rose was our Vice President and Treasurer. Mr. Rose has been employed by us for 29 years. From March 2004 until May 2007, Mr. Rose served as Vice President, Internal Audit and Chief Corporate Compliance Officer of Foster Wheeler Inc. and Foster Wheeler International Holdings, Inc., an indirect, wholly-owned subsidiary. From May 1987 until March 2004, he served as Assistant Treasurer of Foster Wheeler Inc. and Foster Wheeler International Holdings, Inc., and as Vice President of Foster Wheeler Capital & Finance Corporation, an indirect, wholly-owned subsidiary.

David Wardlaw

     Mr. Wardlaw, who is 52 years old, was elected our Vice President, Project Risk Management Group on July 1, 2004. Mr. Wardlaw is a chemical engineer, and has been employed by us for 30 years. Mr. Wardlaw has been a director of our U.K. subsidiary, Foster Wheeler Energy Limited, since July 1996, and has served in various executive positions with that company, including as Director of Pharmaceuticals from July 2003 until July 2004, Director of Engineering from January 1998 until July 2003, and Director of Commercial Operations from July 1996 until January 1998.

Lisa Z. Wood

     Ms. Wood, who is 41 years old, was elected our Vice President and Controller on June 21, 2007. Ms. Wood has been employed by us for 10 years. From March 2003 until June 2007, Ms. Wood served as Chief Accounting Officer of Foster Wheeler Inc., and from August 1997 until March 2003, she served in various financial positions of Foster Wheeler Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers and any persons who own more than 10% of our outstanding common shares to file reports of holdings and transactions in our shares with the SEC. Based on our records and other information, we believe all filings required under Section 16(a) of the Exchange Act for our directors and executive officers with respect to our common shares were timely filed in fiscal 2007.

Audit Committee Report

     The Audit Committee of Foster Wheeler Ltd. (the “Company”) operates under a written charter adopted and approved by the Company’s Board of Directors on July 30, 2002, which was amended most recently on August 6, 2007. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee is currently comprised of five directors, all of whom are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended, the rules promulgated by the SEC thereunder, and the applicable listing standards of The NASDAQ Stock Market LLC.

     Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and its internal control over financial reporting and expressing opinions on its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee's responsibilities include monitoring and reviewing these processes and procedures.

     During fiscal 2007, the Audit Committee held four meetings. Among other things, the Audit Committee:

(1)
reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the Company’s consolidated audited financial statements as well as its internal control over financial reporting as of and for the fiscal year ended December 28, 2007;

(2)	discussed with PwC all matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended;

(3)
obtained from PwC a formal written statement describing all relationships between PwC and the Company that might bear on PwC's independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” reviewed and discussed with PwC any relationships that may have an impact on their objectivity and independence and satisfied itself as to PwC's independence. The Audit Committee also considered whether the provision of non-audit services by PwC to the Company is compatible with PwC's independence, and concluded that PwC is independent from the Company and its management. The Audit Committee also reviewed and approved the amount of fees paid to PwC for audit and non-audit services;

(4)
discussed with the internal auditors and PwC the overall scope and plans of their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of its financial reporting; and

(5)
based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee's role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007 for filing with the Securities and Exchange Commission. The Audit Committee also has selected, subject to appointment by the Company’s shareholders, PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2008.

The Audit Committee:
Robert C. Flexon, Chairperson
Eugene D. Atkinson
Stephanie Hanbury-Brown
Jack A. Fusco
Edward G. Galante

Audit Committee Financial Experts

     Our Board of Directors has determined that Mr. Atkinson, Mr. Flexon and Ms. Hanbury-Brown are each an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC. Our Board of Directors has also determined that each of these directors is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of The NASDAQ Stock Market LLC, which we refer to as NASDAQ, and that none of them has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Fees

     The following table presents fees for professional audit services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 28, 2007 and December 29, 2006 and fees for other services rendered by PwC during those periods.

	Year Ended
	December 28,	December 29,
	2007	2006

Audit fees (1)	$4,891,500	$7,069,100
Audit-related fees (2)	68,700	155,200
Tax fees (3)	2,867,000	2,328,000
All other fees (4)	20,800	17,500
Total	$7,848,000	$9,569,800

(1)
Audit fees consist of fees for the audit of our consolidated financial statements and fees for additional work, such as statutory audits and regulatory filings. The audit fees include fees related to the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

(2)	Represents fees for audits of certain of our employee benefit plans and fees for services related to a systems implementation.

(3)	Represents fees for assistance with tax compliance, tax planning and reporting.

(4)	Represents fees for an accounting research software license.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm

     Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for recommending (subject to appointment by our shareholders), approving the compensation of, and overseeing the work, of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. This policy provides for an annual budget and any subsequent changes for both audit and non-audit services to be approved by our Audit Committee in advance, and our Audit Committee is provided with quarterly reporting on actual spending.

Committees of Our Board of Directors

     During fiscal 2007, our Board of Directors held ten meetings. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served. Our Board of Directors has established standing committees to consider various matters and to make recommendations to the full Board of Directors for proposed courses of action by our Board of Directors. We have established the following committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each member of these committees is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable NASDAQ listing standards, as applicable. Committee charters have been established for each of these committees and are publicly available on our website at www.fwc.com/corpgov. The charters may also be obtained upon request by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000.

     Based on the recommendation of our Governance and Nominating Committee, our Board of Directors designates members and chairpersons of each of the committees of our Board of Directors and the Deputy Chairperson of executive sessions of our non-employee directors.

Audit Committee

     The members of our Audit Committee are currently Mr. Flexon, Chairperson, Mr. Atkinson, Mr. Fusco, Mr. Galante and Ms. Hanbury-Brown. During fiscal 2007, this committee held four meetings.

     Our Audit Committee assists our Board of Directors in the oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence and qualifications of our independent registered public accounting firm and (4) the performance of our internal audit function and our independent registered public accounting firm.

     Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The functions of this committee include reviewing compliance with our policies; annually reviewing the status of any significant litigation; reviewing with our independent registered public accounting firm and management the results of the audit, our financial statements and our system of internal accounting control; pre-approving fees of the independent registered public accounting firm; reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing our financial statements prior to their inclusion in the filing of a report on Form 10-K or 10-Q with the SEC, including a review of the items required by Statement on Auditing Standards No. 61, as amended, as in effect at that time in the case of the quarterly reports; receiving from the independent registered public accounting firm the report required by Independence Standards Board Standard No. 1 as in effect at that time and discussing such report with our independent registered public accounting firm; and annually reviewing and assessing the Audit Committee Charter. Our Audit Committee members meet separately from the full Board of Directors with representatives of PwC at each Audit Committee meeting.

Compensation Committee

     The members of our Compensation Committee are currently Ms. Creel, Chairperson, Mr. Demetriou, Mr. Fusco, Ms. Hanbury-Brown and Mr. Woods. During fiscal 2007, this Committee held eight meetings. The functions of this committee are to discharge our Board of Directors’ responsibilities relating to compensation of our directors, the CEO and other senior executives including, but not limited to, approving salary rates and, as applicable, short-term incentive compensation, the award of stock options, restricted common shares or other equity rights for executive officers, as further described in “Compensation Discussion and Analysis” below. Our Compensation Committee acts as the plan administrator of the Foster Wheeler Inc. Salaried Employees Pension Plan and the Foster Wheeler Inc. 401(k) Plan. In addition, the Compensation Committee recommends to our Board of Directors proposals for the adoption, material amendment or termination of the Foster Wheeler Inc. Salaried Employees Pension Plan and the Foster Wheeler Inc. 401(k) Plan.

Governance and Nominating Committee

     The members of our Governance and Nominating Committee are currently Mr. Atkinson, Chairperson, Ms. Creel, Mr. Demetriou, Mr. Galante and Mr. Woods. During fiscal 2007, this committee held five meetings. The functions of this committee include recommending to our Board of Directors the appropriate structure and function of our Board of Directors and its committees; recommending to our Board of Directors the nominees for election as directors and corporate officers; reviewing the performance of incumbent directors and corporate officers to determine whether to nominate them for re-election; overseeing the annual performance review of our Board of Directors and each of the committees; and considering other matters of corporate governance.

Director Nominations

     Our Governance and Nominating Committee identifies and recommends to our Board of Directors individuals to be nominated for election as directors. In addition, shareholders may recommend candidates for nomination and election as directors.

Independence Standards

     Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors, who are directors that (1) are neither officers nor employees of us or our subsidiaries; (2) have no relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and (3) are otherwise “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable NASDAQ listing standards, as applicable.

     Our Board of Directors uses the following standards to assist it in determining director independence. A director will not be considered independent if, within the preceding three years: (1) such person was employed by us or by any of our subsidiaries, or had an immediate family member who was an executive officer of us or any of our subsidiaries; (2) such person, or an immediate family member, was a partner in or employed by our independent registered public accounting firm and worked on the audit of our consolidated financial statements or is currently a partner of our independent registered public accounting firm; (3) such person, or an immediate family member, was employed as an executive officer of another company where any of our present executive officers served on that company’s compensation committee; (4) such person is an executive officer or employee, or has an immediate family member who is an executive officer or controlling shareholder of, or a partner in, a company that made payments to, or received payments from, us in an annual amount exceeding the greater of (a) 5% of the recipient’s consolidated gross revenues for that year or (b) $200,000 other than payments arising solely from investments in our securities or payments under non-discretionary charitable contributions matching programs; or (5) such person, or an immediate family member, received compensation in excess of $100,000 during any period of twelve consecutive months from us, other than director and committee fees, pension or other forms of deferred compensation or compensation to an immediate family member who is a non-executive officer or employee of ours.

     Our Board of Directors annually reviews certain commercial relationships of directors and determines whether any such relationships would create a conflict of interest that would interfere with a director's independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director's independence: the director is an executive officer or an employee, or the director has an immediate family member who is an executive officer, of another company (1) that is indebted to us, or to which we are indebted, and the total amount of either company's indebtedness to the other is less than 5% of the total consolidated assets of either company; or (2) in which we own a common stock interest, or which owns a common share interest in us, and the amount of the interest is less than 5% of the total shareholders' equity of the company in which the interest is owned.

     Our Board of Directors also annually reviews the relationships between directors and charitable organizations and determines whether any such relationships would create a conflict of interest that would interfere with a director's independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director's independence: the director, or an immediate family member, serves as an executive officer of a charitable organization and our discretionary charitable contributions to the organization during any of the past three fiscal years do not exceed the greater of (1) 5% of the charity’s revenues or (2) $200,000.

Other Criteria; Nomination Method

     With respect to identifying and evaluating director candidates, our position is that our Board of Directors should be comprised of persons with the most beneficial mix of qualifications in areas that are important and relevant to our businesses. Each director should have in-depth experience in at least one area of importance to us, such as a general understanding of energy-related businesses or professional service businesses with respect to the engineering, procurement and construction industry; regional expertise in areas of the world important to us; and financial services, legal experience and knowledge in global business. We also evaluate the skills and experience of a candidate for director in the context of evaluating the skills and experience of the incumbent board members, individually and as a group, with the objective of enhancing the skills, experience and effectiveness of our Board of Directors as a whole. During fiscal 2007, our Governance and Nominating Committee paid fees to two third-party search firms to assist in identifying and evaluating potential candidates for our Board of Directors. As a result of that search process, in January 2008, the Governance and Nominating Committee recommended, and our Board of Directors approved the election of Messrs. Demetriou, Fusco and Galante to our Board of Directors.

     Our Board of Directors, by resolution adopted at least 20 days before each annual general meeting, selects nominees for election as directors. Shareholders entitled to vote for the election of directors at an annual general meeting may nominate individuals for election to our Board of Directors if they comply with the notice procedures described in this paragraph. A shareholder’s notice to nominate an individual for election as a director must be received by the Secretary at our principal executive offices not less than 120 calendar days in advance of the date that is one year after our proxy statement for the previous year's annual general meeting. The shareholder’s notice must provide information about the nominee and other information required by our Bye-laws, which are filed as an exhibit to our Annual Report on Form 10-K. Alternatively, a copy of our Bye-laws can be obtained by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000. Our Governance and Nominating Committee will evaluate any director candidate nominated by shareholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement.

Executive Sessions of the Non-Employee Directors

     The non-employee members of our Board of Directors meet in Executive Session after each meeting of our Board of Directors. The Executive Sessions, in which only non-employee directors participate, are chaired by the Deputy Chairperson of our Board of Directors, who serves as the Executive Session Presiding Director and our Lead Director. The Deputy Chairperson of our Board of Directors is Mr. Woods, who was appointed by the non-employee directors of our Board of Directors.

Attendance of Board Members at the Annual General Meeting of Shareholders

     We have not adopted a policy regarding attendance of Board of Director members at the annual general meeting of shareholders. However, all six of the then current members of our Board of Directors were in attendance at the annual general meeting held on May 8, 2007.

Code of Business Conduct and Ethics

     We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including, the Chief Executive Officer, Chief Financial Officer and other senior finance organization employees. Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed to our shareholders. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics to the Chief Executive Officer, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NASDAQ listing standards. In fiscal 2007, our Board of Directors has not granted any waiver of our Code of Business Conduct and Ethics.

     Our Code of Business Conduct and Ethics is publicly available on our website at www.fwc.com/corpgov. A copy of our Code of Business Conduct and Ethics may also be obtained upon request, without charge, by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000.

Communicating with Directors

     Shareholders and interested parties may communicate directly with Mr. Woods, the Deputy Chairperson of our Board of Directors, or the non-employee directors as a group by mailing such communications to Deputy Chairperson, c/o Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000. Stakeholders may also contact our Board of Directors via the Internet at www.fw-stakeholder.com. Such communications may be confidential and/or anonymous.

Director Compensation for the Year Ended December 28, 2007

     General. Our directors play a critical role in guiding our strategic direction and overseeing management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for qualified public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload.

     The Board establishes non-employee director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of non-employee director compensation and makes recommendations to the Board as needed with respect to changes in compensation form or amount. Employees that serve as directors do not receive additional compensation for their services as directors. We do not provide any perquisites to our non-employee directors.

     Review of Compensation for Fiscal 2007. In fiscal 2007, the Compensation Committee requested that management analyze the 2006-2007 Director Compensation Report published by the National Association of Corporate Directors and The Center for Board Leadership (the “NACD survey”), to determine whether the Compensation Committee should recommend any changes to the form and amount of non-employee director compensation. The NACD survey analyzes proxy data for 1,200 companies representing 22 industries. Based on the analysis of the NACD survey materials performed by management under the supervision of the Compensation Committee and the experience of Compensation Committee members with the compensation levels of other public companies, the Compensation Committee recommended and the Board approved the following compensation for its non-employee directors for fiscal 2007:

  total compensation for service on the board is set at $160,000 (an increase of $30,000 from the total compensation for fiscal 2006), with the form split between cash and equity, resulting in an annual retainer paid in cash of $80,000 and annual equity awards with an economic value of $80,000 split equally between stock options and restricted share units, or RSUs;

  additional committee chairperson fees of $15,000 in cash for the Audit Committee (an increase of $5,000 from fiscal 2006) and $10,000 in cash for each of the Compensation Committee and Governance and Nominating Committee (an increase of $5,000 from fiscal 2006); and

  additional fee of $20,000 in cash for the Lead Director (an increase of $10,000 from fiscal 2006).

     The increased compensation for service on the Board was made pro rata from the date of approval of March 2007 for fiscal 2007. The increased committee chairperson fees and fees for the Lead Director were paid in full for fiscal 2007.

     Equity Grants for Fiscal 2007. In November 2006, the non-employee directors were granted equity awards with an economic value of $65,000, 50% in the form of stock options and 50% in the form of RSUs, as compensation for their services to be provided in fiscal 2007. In connection with the increase in compensation for the non-employee directors in March 2007, the non-employee directors were granted additional equity awards with an economic value of $12,288, which represented the $15,000 increase in equity award value pro rated for the period from March 2007 through the end of fiscal 2007. The additional equity awards were made 50% in the form of stock options and 50% in the form of RSUs.

     For a description of the economic value of an equity award and how it differed from the SFAS No. 123R grant date fair value of an equity award, see “Compensation Discussion and Analysis” below.

     Fiscal 2007 Compensation. The table below sets forth the non-employee director compensation for the year ended December 28, 2007.

	Fees
	Earned or
	Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(2)	($)
Eugene D. Atkinson (3)	$87,288	$46,461	$37,230	$170,979
Diane C. Creel (3)	$87,288	$46,461	$37,230	$170,979
Robert C. Flexon (3)	$92,288	$46,461	$37,230	$175,979
Stephanie Hanbury-Brown (3)	$77,288	$46,461	$37,230	$160,979
James D. Woods (3)	$97,288	$46,461	$37,230	$180,979
Joseph J. Melone (4)	$-	$-	$-	$-
Ralph Alexander (5)	$10,833	$5,872	$4,651	$21,356

(1)	Represents all fees earned and paid during the year ended December 28, 2007, including the incremental increase in annual cash retainer approved in March 2007.

(2)
Represents the compensation expense of restricted share units and stock option awards recognized in our consolidated financial statements for the reporting period in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment.” The compensation cost shown for restricted share units is based on the closing price of our common shares on the date of grant, and the compensation cost shown for stock option awards is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2007: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(3)
On November 15, 2007, each of Messrs. Atkinson, Flexon and Woods and Mss. Creel and Hanbury-Brown were awarded 586 restricted share units and 1,584 stock options under the LTI Plan, which had grant date fair values of $41,577 and $38,436, respectively. Such awards have been valued in accordance with SFAS No. 123R. The awards vest on December 31, 2008; however, the awards vest proportionately over the vesting period if the directors are terminated other than for cause. The stock options have an exercise price equal to the closing price of our stock on the grant date. On March 7, 2007, each of Messrs. Atkinson, Flexon and Woods and Mss. Creel and Hanbury-Brown were awarded 232 restricted share units and 542 stock options under the LTI Plan, which had grant date fair values of $6,611 and $5,019, respectively. Such awards have been valued in accordance with SFAS No. 123R. The awards vested on December 31, 2007. The stock options have an exercise price equal to the closing price of our stock on the grant date. As of December 28, 2007, each of Messrs. Atkinson, Flexon and Woods and Mss. Creel and Hanbury-Brown had an aggregate of 2,576 restricted share unit awards outstanding, respectively. As of December 28, 2007, Messrs. Atkinson, Flexon and Woods and Mss. Creel and Hanbury-Brown had an aggregate of 7,288, 6,966, 8,680, 8,380 and 8,380 stock option awards outstanding, respectively. All restricted share unit and stock option information has been adjusted for the 2-for-1 share split, which was effected on January 22, 2008.

(4)	Mr. Melone retired from the Board of Directors on December 31, 2006.

(5)	Mr. Alexander resigned from the Board of Directors on February 27, 2007.

     The Compensation Committee has not yet recommended any changes to non-employee director compensation for fiscal 2008. The Compensation Committee anticipates reviewing fiscal 2008 non-employee director compensation in mid-2008. In November 2007, the non-employee directors were granted equity awards with an economic value of $80,000 as compensation for their services to be provided in fiscal 2008, 50% in the form of stock options and 50% in the form of RSUs.

     In addition, in March 2008, equity awards with an economic value of $73,443 were made to each of the three newly elected non-employee directors, Messrs. Demetriou, Fusco and Galante. The equity awards were made 50% in the form of stock options and 50% in the form of RSUs.

Indemnification of Directors and Officers

     Effective October 15, 2007, we renewed insurance policies for a term of one year in respect of indemnification of directors and officers. The scope of these policies is similar to coverage under the prior policies held by us.

     In addition, we have entered into Indemnification Agreements with our directors and officers in order to provide them with specific contractual assurance that they will be indemnified to the fullest extent permitted by law. Our form of Indemnification Agreement was filed with the SEC as Exhibit 99.1 to our Current Report on Form 8-K filed on November 8, 2004.

Compensation Committee Interlocks and Insider Participation

     The members of our Compensation Committee are currently Ms. Creel, Chairperson, Mr. Demetriou, Mr. Fusco, Ms. Hanbury-Brown and Mr. Woods. None of the members of our Compensation Committee are former or current officers or employees of us or any of our subsidiaries.

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis describes the compensation philosophy applied by us with respect to our named executive officers (“NEOs”) for fiscal 2007, and the compensation decisions made by the Compensation Committee and the Board. For fiscal 2007, we had the following six named executive officers:

•	Raymond J. Milchovich, Chairman and Chief Executive Officer;

•	Franco Baseotto, Executive Vice President and Chief Financial Officer effective August 13, 2007 and Treasurer effective January 31, 2008;

•	John T. La Duc, the former Executive Vice President and Chief Financial Officer who retired effective August 13, 2007; and

•	Our three other most highly compensated executive officers:

	o	Umberto della Sala, President and Chief Operating Officer,

	o	Peter J. Ganz, Executive Vice President, General Counsel and Secretary, and

	o	David Wardlaw, Vice President, Project Risk Management Group.

      Executive Summary

     The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis.

•	The objective of our compensation program is to align the interests of our executives with those of our shareholders, to pay for performance and to recruit, retain, and motivate talented executives.

•
All compensation decisions regarding our chief executive officer are made by the Board after the Board first considers the recommendation of the Compensation Committee. All compensation decisions for our other named executive officers are made by the Compensation Committee.

•
The Compensation Committee engages compensation consultants as it deems necessary to provide analysis on peer group data and market trends. Management also engages compensation consultants as necessary to provide competitive compensation data and advice on compensation structure so that it can provide compensation recommendations to the Compensation Committee for the named executive officers.

•
We provide our executive officers with the following types of compensation: base salary, cash-based short-term incentives, equity-based long-term incentives and post-employment benefits. We provide limited perquisites to our executive officers.

•
We encourage a pay for performance environment by linking cash-based short-term incentive compensation to the achievement of measurable business performance goals. Our performance goals are established at the beginning of each year by the Compensation Committee. For fiscal 2007, the performance goal for our named executive officers was based upon consolidated adjusted net earnings.

•
Outstanding company performance for fiscal 2007 resulted in short-term incentive awards at the maximum award of two times the target award opportunity. In addition, the Board awarded a one-time, discretionary bonus in the amount of $500,000 to Mr. Milchovich in recognition of Mr. Milchovich’s contributions to our outstanding performance in 2007.

•
We use equity-based long-term compensation to directly align the interests of our executives with those of our shareholders and to help motivate and retain our executives. During fiscal 2007, we issued equity awards in the form of stock options and restricted share units, with the value of the awards equally split between the two types of awards. Consistent with our philosophy that long-term compensation should be designed to help motivate and retain our executives, such awards vest in one-third increments over three years.

•	The market price for our common stock increased significantly during fiscal 2007. This positively impacted the value of our executives’ accumulated equity-based incentives during fiscal 2007.

•
We do not backdate or re-price equity awards. We make our awards during open trading windows and do not attempt to gain any advantage for our executives by scheduling those awards around the release of material information.

•	Each of our named executive officers has an employment agreement and is entitled to severance benefits.

•
We provide limited retirement benefits beyond a company match to our 401(k) plan and the benefits provided to Mr. Wardlaw under our UK defined benefit pension plan. We do not provide any non-qualified deferred compensation arrangements to our executive officers.

      Compensation Philosophy

     We design our executive pay programs in a manner that is intended to align the interests of our executives with those of our shareholders.

     We compensate our senior management through a mix of base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation, with an emphasis on performance compensation. We believe that long-term incentive compensation is best used to highly motivate a relatively small group of executives with the greatest ability to positively impact our business and, therefore, shareholder value.

     We design our compensation programs to be simple and easily understood and measured, with a limited number of perquisites.

     We believe that it is important to be able to make management changes quickly and decisively as appropriate to further the business. Accordingly, we have implemented employment agreements and severance arrangements necessary to allow us to attract and retain the high-quality management we need to run our business.

      Compensation Committee Process

     The Board determines compensation for our chief executive officer, based upon recommendations from the Compensation Committee. The Compensation Committee determines the compensation of the other named executive officers. In making its decisions, the Compensation Committee considers the recommendations of our chief executive officer, the advice of our compensation consultant and relevant peer group data, each as described below. In setting the compensation for each officer, the Compensation Committee reviews the nature and scope of each officer’s responsibilities as well as their effectiveness in supporting our short- and long-term goals.

      Role of Executive Officers in the Compensation Process

     The chief executive officer provides the Compensation Committee with his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation. His recommendations are the basis of discussion with the Compensation Committee; however, the Compensation Committee has final decision-making authority.

     Meetings of the Compensation Committee are regularly attended by the chief executive officer, the chief financial officer and the general counsel.

      Role of Compensation Consultant and Peer Group Analysis

     To assist us in establishing compensation for executive officers and designing our equity award structure, management engaged Hewitt Associates (which we refer to as Hewitt) in 2006 and 2007. In February 2008, the Compensation Committee directly engaged Hewitt to assist the Compensation Committee in establishing compensation for executive officers. Hewitt maintains a proprietary executive compensation database that contains information on the various elements of compensation for over 300 public companies across a broad range of industries.

     In 2006, Hewitt was engaged to perform a peer group analysis of the compensation of approximately 25 members of our most senior management. The peer group analysis included 153 public companies with revenues between $1.3 billion and $5.2 billion, and median revenue of $2.5 billion. (Our revenues were $3.5 billion, $2.2 billion and $2.7 billion in fiscal 2006, 2005 and 2004, respectively). In 2007, Hewitt was engaged to perform a peer group analysis of the compensation of a much larger group of employees, which included our most senior management. The peer group analysis included the approximately 300 companies in Hewitt’s database. For both analyses, Hewitt was asked to provide information on base salary, short-term incentive awards and long-term incentive awards for each position or level. Hewitt generally provided data at various levels of the peer group for each position or level.

     The Compensation Committee does not target a specific percentile in determining individual elements of compensation or total compensation as a whole. Rather, the peer group data is one of many factors the Compensation Committee considers in making decisions. For example, individual performance is also considered. Finally, the Compensation Committee applies its own reasonableness and judgment to the analysis. The chief executive officer’s annual base salary and short-term incentive opportunity for 2007, as more fully described below, was at approximately the 50th percentile based on peer group data provided by Hewitt.

     In addition to providing peer group data, Hewitt reviewed our equity award structure in 2006 and 2007 and made recommendations with respect to the use of the economic value (that is, the currency-denominated value) of equity awards in determining appropriate award levels and the type and allocation of awards between stock options and restricted share units. Hewitt also provided a methodology for converting the economic value of equity awards into an award of an absolute number of stock options and restricted share units. Hewitt provided its analysis to management and the Compensation Committee, and met with the Compensation Committee to explain its recommendations and answer any questions. Hewitt provided data to the Compensation Committee regarding the form and size of the 2006 and 2007 equity awards relative to the peer group.

      Elements of Executive Compensation

      We use the following compensation elements in our executive compensation program:

•	Base salary;

•	Cash-based short-term incentive opportunities under the Foster Wheeler Annual Executive Short-Term Incentive Plan, which we refer to as the STI Plan;

•	Long-term equity incentive awards under the Foster Wheeler Omnibus Incentive Plan, which we refer to as the LTI Plan; and

•	Post-employment compensation, such as severance and change in control arrangements.

     The compensation program includes only minimal perquisites and limited retirement benefits other than the benefits provided to Mr. Wardlaw under our U.K. defined benefit pension plan. Each of these elements is described in more detail below.

      Employment Agreements with the NEOs

     We have entered into written employment agreements with our named executive officers. A number of the elements of compensation, such as initial base salary and target short-term award opportunity, are specified in the agreements. For a description of these agreements, see the section entitled, “Employment Agreements,” that appears with the tabular disclosure following the compensation discussion and analysis.

      Base Salaries

     The base salaries we provide to executive officers are designed to provide a competitive level of secure cash compensation. Salaries are reviewed in January or February of each year. In addition, we review base salaries during the course of the year if an executive assumes additional job responsibilities. In reviewing base salaries, the Compensation Committee considers individual performance over the previous year, the level of experience and the responsibility of the executive and the peer group data described above.

      During the course of fiscal 2007, the Compensation Committee approved base salary increases as follows:

	Annual Base Salary as of	Annual Base Salary as of	Annual Base Salary as
	December 29, 2006	December 28, 2007	of January 1, 2008

Raymond J. Milchovich	$945,000	$992,250	$1,031,940
Franco Baseotto (1)	€140,000	€236,600	€236,600
Peter J. Ganz	$425,000	$446,250	$464,100
Umberto della Sala (2)	€374,000	€374,000	€374,000
David Wardlaw	£138,184	£145,093	£152,348
John T. La Duc (3)	$470,960	Not applicable	Not applicable

(1)
In January 2007, Mr. Baseotto was elected Executive Vice President and Chief Financial Officer, effective as of August 13, 2007. In connection with this promotion, Mr. Baseotto’s annual base salary was increased from €140,000 to €182,000, effective January 1, 2007, and to €236,600, effective August 1, 2007. Upon becoming a U.S. employee on or about July 1, 2008, Mr. Baseotto's annual base salary will increase from €236,600 to $450,000.

(2)
As described under “Employment Agreements for Umberto della Sala,” we and one of our subsidiaries, Foster Wheeler Continental Europe S.r.L., or FWCE, have entered into new employment arrangements with Mr. della Sala. Those arrangements provide that his base salary with FWCE is €195,000, effective as of April 1, 2008, and his base salary with Foster Wheeler Ltd. is €346,000, effective as of March 1, 2008. In addition, in 2008, Mr. della Sala received a €44,000 “make whole” payment relating to the period between January 1, 2008 and the effective dates of his new Italian and Foster Wheeler Ltd. agreements.

(3)	Mr. La Duc’s tenure with us ended upon his retirement effective August 13, 2007.

     In determining the fiscal 2007 salary increases, the Compensation Committee considered the peer group data provided by Hewitt, the outstanding performance of the company in fiscal 2006 and the contributions of the executives to the company’s performance. It did not assign any specific weight or value to any one consideration over the others.

      Short-Term Incentive Compensation

     General. The named executive officers are eligible for short-term incentive compensation awards under the STI plan. Other employees are also eligible for awards under the STI plan or similar plans.

     At the beginning of each year, the Compensation Committee establishes financial performance targets for the STI plan. The individual target award opportunity (expressed as a percentage of salary) for each named executive officer is set in an employment agreement or by the Compensation Committee when it reviews and makes compensation decisions. At the end of the year, the Compensation Committee evaluates performance as compared to the targets and, after considering the recommendations of the chief executive officer, determines the STI awards for each of the named executive officers. Individual awards may be adjusted up (but not to exceed a maximum amount of two times the individual target award opportunity) or down in the discretion of the Compensation Committee.

     Fiscal 2007 STI Plan Awards. For fiscal 2007, target award opportunities for each named executive officer were set by the Compensation Committee as follows:

	Target Award Opportunity	Target
	as a Percentage	Award
	of Base Salary	Opportunity
Raymond J. Milchovich	100%	$992,250
Franco Baseotto (1)	60%	€112,357
Peter J. Ganz	70%	$312,375
Umberto della Sala (2)	75%	€280,500
David Wardlaw	40%	£58,037
John T. La Duc (3)	70%	$242,858

(1)
In January 2007, Mr. Baseotto was elected Executive Vice President and Chief Financial Officer, effective as of August 13, 2007. In connection with this promotion, Mr. Baseotto’s target award opportunity was increased from 40% to 50% of his annual base salary, effective January 1, 2007, and to 60% of his annual base salary, effective August 1, 2007. Mr. Baseotto’s target award opportunity was pro-rated based upon period of time at each target level. Upon becoming a U.S. employee on or about July 1, 2008, Mr. Baseotto's target award opportunity will increase to 75% of his annual base salary.

(2)
As described under “Employment Agreements for Umberto della Sala,” Foster Wheeler Ltd. entered into a new employment arrangement with Mr. della Sala, effective as of March 1, 2008. This arrangement provides for an annual short-term incentive compensation target of 120% of base salary up to a maximum of 240% of base salary based upon targeted business objectives as established by our Board of Directors or Compensation Committee.

(3)
Mr. La Duc’s tenure as our Executive Vice President and Chief Financial Officer ended upon his retirement effective August 13, 2007. Mr. La Duc’s target award opportunity was pro-rated based upon the number of days that he was employed in fiscal 2007.

     For fiscal 2007, the performance target for our named executive officers under the STI plan was consolidated net earnings, as adjusted for certain operating and non-operating items and exclusions. In order to earn the target award opportunity, the consolidated adjusted net earnings performance goal for fiscal 2007 was set at 140% of consolidated adjusted net earnings for fiscal 2006. To achieve the maximum award, two times the individual target award opportunity, the consolidated adjusted net earnings performance goal for fiscal 2007 was set at 157% of consolidated adjusted net earnings for fiscal 2006. To achieve the minimum or threshold award of 70% of the target award opportunity, the consolidated adjusted net earnings performance goal for fiscal 2007 was set at 121% of consolidated adjusted net earnings for fiscal 2006.

     Our actual consolidated adjusted net earnings in fiscal 2007 significantly exceeded our performance goal for the maximum award of two times the target award opportunity. The Compensation Committee therefore approved STI awards at two times the individual target award opportunities for our named executive officers.

     When evaluating our actual results for fiscal 2007 and 2006, the Compensation Committee excluded from consolidated net earnings certain charges and gains. The Compensation Committee believes the adjusted results better reflect our operating performance.

     Bonus Awarded to Chief Executive Officer. The Board awarded a one-time, discretionary bonus in the amount of $500,000 to Mr. Milchovich in recognition of Mr. Milchovich’s contributions to our outstanding performance in 2007. The Board considered a number of factors in awarding the bonus, including the following achievements by our company in 2007 under Mr. Milchovich’s leadership:

  We earned record net income and consolidated EBITDA for the second consecutive year;

  We generated record scope backlog;

  Our market capitalization increased 195% to $11.2 billion during 2007; and

  We achieved consolidated adjusted net earnings significantly in excess of the target amount required for the maximum award under the STI Plan.

     The bonus was in addition to the award made by the Board to Mr. Milchovich under the STI Plan for 2007. The award under the STI Plan received by Mr. Milchovich is the maximum amount payable to Mr. Milchovich for 2007 under the STI Plan and his employment agreement.

      Long-Term Incentive Compensation

     General. The company’s long-term incentive program is designed to motivate, retain and reward talented executives in achieving long-term financial results that are aligned with our shareholders’ best interests, and to promote the retention and motivation of our management employees. All long-term incentives are equity-based and are provided under the LTI Plan, which was approved by our shareholders in 2006. The plan provides for a number of different types of equity-based awards: stock options, stock appreciation rights, restricted stock or units and performance shares or units.

     As described above, in 2006 and 2007, the Compensation Committee, with input from Hewitt, adopted an LTI program as a general structure for making awards under the LTI Plan. With input from Hewitt, the Compensation Committee identified the following factors to consider in making equity compensation grants under the LTI Plan:

  key corporate goals/business strategies as presented by management and reviewed by our Board of Directors, namely preservation and enhancement of shareholder value and the retention and motivation of the senior leadership team;

  external market trends;

  maintaining conceptual consistency in design from prior years where appropriate;

  consistency across business groups, functions and positions; and

  a bias towards simplicity and focus.

     In determining which types of awards to grant as long-term incentives, the Compensation Committee determined, based on the input of Hewitt, that a combination of stock options, which generally promote performance-based goals, and restricted share units, which generally serve the purpose of retention, would provide the appropriate balance of incentives to management. The Compensation Committee makes grants of equity awards split evenly between stock options and RSUs, based on the total economic value (as described below) of the equity awards being granted.

     The Compensation Committee generally makes annual grants in November of each year. Additional grants are also made during the year in the Compensation Committee’s discretion in the case of a promotion, the addition of job responsibilities or the hiring of a new employee.

     Equity Grant Practices. We do not backdate or re-price equity awards. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information in a way that would be to our executives’ advantage. Our current practice is for the Compensation Committee to approve the equity awards to be granted during the next open trading window for the applicable period. By adopting this practice, we ensure that equity awards are granted at the time that all material information has been disclosed. On the grant date, the number and strike price for the option awards and the number of restricted share units are determined based on the closing price of our common shares on that date on the NASDAQ Global Select Market.

     Economic Value of Equity Awards. Our current practice is for the Compensation Committee to approve the economic value (that is, currency-denominated value) of equity compensation of each award to be granted, which economic value is then converted, on the grant date, into an award of an absolute number of stock options and restricted share units based upon the methodology suggested by Hewitt and approved by the Compensation Committee. We refer to this methodology as the compensation methodology.

In making awards in November 2007:

  The stock option value for compensation purposes is typically 7% to 10% higher than the accounting charge determined in accordance with SFAS No. 123R. The stock option value for compensation purposes is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term equal to the full contractual term of the option and expected volatility based on the daily change in share price over the 36 months preceding the grant date, capped at 50%, and an overall discount factor on the computed Black-Scholes value of 16% to 21%. The stock option value for SFAS No. 123R purposes is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term less than the full contractual term of the option and expected volatility based on the daily change in share price over the period commencing January 1, 2005, but without a discount factor on the computed Black-Scholes value.

  The restricted share unit value for compensation purposes is typically 4% to 12% lower than the accounting charge determined in accordance with SFAS No. 123R. The restricted share unit value for compensation purposes is derived using the closing share price on the grant date and a discount factor. The restricted share unit value for SFAS No. 123R purposes is also derived using the closing share price on the grant date but without a discount factor.

      Commitment to RiskMetrics Group (formerly Institutional Shareholder Services). As part of the 2006 shareholder approval process for the LTI Plan, we made certain commitments to RiskMetrics Group. One of these commitments was to manage the approved share pool under the LTI Plan so that the average annual burn rate (over a three-year period) of awards granted under the LTI Plan would not exceed 5.37% of the number of shares outstanding as of the end of each of the three fiscal years. The Compensation Committee has and intends to continue to make awards under the LTI Plan consistent with this commitment.

     Fiscal 2006 Equity Award Grant to CEO. On August 11, 2006, we granted stock options to purchase 560,080 shares and 248,940 restricted shares to the CEO pursuant to the terms of his 2006 employment agreement. These grants were front-loaded for a three-year period. Therefore, no additional equity award grants were made to him in fiscal 2007 or are expected to be made to him in fiscal 2008.

     Fiscal 2007 Equity Awards to the Named Executive Officers. In accordance with the processes described above, on November 6, 2007, the Compensation Committee approved the grant of stock options and restricted share units to certain of our employees, including Messrs. Baseotto, Ganz and Wardlaw. These grants were intended to be part of a regular cycle of annual grants under the LTI Plan, and cover compensation for the 2008 fiscal year. On November 15, 2007, in accordance with this process, stock options and restricted share units were granted to these individuals.

     In addition to the annual grants, the Compensation Committee approved additional grants to Mr. Baseotto and Mr. della Sala in March 2007 and Mr. Baseotto in August 2007 in connection with their promotions and assumptions of additional responsibilities. In March 2008, Mr. della Sala received a grant of restricted share units having an economic value of €2,972,000, which equaled 80,254 restricted share units, and stock options having an economic value of €2,972,000, which equaled options to purchase an aggregate of 194,431 common shares, pursuant to the terms of the employment agreement entered into by Foster Wheeler Ltd. and Mr. della Sala, effective March 1, 2008.

     To determine the size of a grant, the Compensation Committee considers the recommendations as to the total economic value of the equity grant recommended by the chief executive officer with respect to the other named executive officers and the peer group data from Hewitt for each executive’s position. The Compensation Committee also considers each executive’s individual performance, potential for advancement and importance to the company’s long-term success. After evaluating these considerations, the Compensation Committee determines the economic value of the equity grant for each named executive officer. The value is allocated equally between stock options and restricted share units. In accordance with our equity grant practices, grants are made during an open trading window for the applicable period based on the closing price of our common shares.

     The economic value of the awards approved by the Compensation Committee and granted to the named executive officers during fiscal 2007 are as follows:

			Number of		Number of
			Stock Options		RSUs
		Total	(Representing	Exercise	(Representing
		Economic	50% of the	Price of	50% of the
	Date of	Value of	Economic	Stock	Economic
	Award	Award	Value)	Options	Value)
Raymond J. Milchovich	See prior section entitled, “Fiscal 2006 Equity Award Grant to CEO”
	11/15/07	$ 511,000	9,478	$70.950	4,070
Franco Baseotto	8/15/07	$ 98,082	2,738	$47.660	1,116
	3/7/07	$ 110,275	4,876	$28.495	2,098
Peter J. Ganz	11/15/07	$ 690,000	12,800	$70.950	5,496
Umberto della Sala	3/7/07	$ 400,000	17,692	$28.495	7,614
David Wardlaw	11/15/07	$ 175,000	3,246	$70.950	1,392
John T. La Duc	Tenure ended upon his retirement effective August 13, 2007

     For additional information about each of the grants made during fiscal 2007, including the SFAS No. 123R grant date fair value of the awards, see the “Grants of Plan Based Awards” table in the tables that follow this Compensation Discussion and Analysis.

     Post-Employment Benefits

     We provide severance benefits and change in control benefits to our named executive officers. For a detailed description of these benefits and a quantification of potential payments as of December 28, 2007, see “Termination and Change in Control Payments” below. We also provide retirement benefits to certain of our named executive officers.

     We believe that it is appropriate to provide reasonable severance benefits to senior management, reflecting the fact that it may be difficult for executives to find comparable employment within a short period of time. Severance agreements also permit us to make timely decisions with respect to changes in management and disentangle us from the former employee as soon as practicable. We generally have agreed to provide our named executive officers with severance in the amount of two times base salary and short-term bonus, as well as continuation of health and welfare benefits for two years and immediate vesting of all outstanding equity awards. In structuring these severance agreements, we strive for internal consistency among the members of senior management.

     Change in Control Benefits

     We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and that the change of control arrangements for our named executive officers create incentives for our executive team to build stockholder value and to obtain the highest value possible should there be a possibility of our being acquired in the future, despite the risk that the acquisition could result in the executives losing their jobs. The change of control arrangements are also intended to attract and retain qualified executives who otherwise might view as more attractive other employers at a lower risk of being acquired.

     The cash components of any change in control benefits are paid in a lump sum and are based upon a multiple of base salary and maximum short-term incentive compensation. In the event of a change in control, we also continue health and other insurance benefits for three to five years and immediately vest all equity compensation. In addition, we provide executive career assistance upon termination. We believe these levels of benefits are consistent with the general practice among our peers. Because of the so called “parachute” tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse the named executive officers for any taxes imposed as a result of the receipt of change in control benefits.

     Retirement Plans and Retiree Medical

     Until May 31, 2003, we maintained a qualified defined benefit pension plan in the United States. Since that time, no new participants were added to the U.S. plan and the benefits under the plan for participating participants were frozen. We replaced the U.S. defined benefit pension plan with enhancements to our 401(k) plan, pursuant to which we match employee contributions up to approximately $13,500 per employee. Of the named executive officers, only Mr. Milchovich is eligible to receive benefits under the frozen U.S. defined benefit pension plan. Messrs. Milchovich and Ganz participate in our 401(k) plan on the same terms as other employees.

     We also maintain a defined benefit pension plan in the United Kingdom for employees who commenced service prior to January 1, 2003. Of the named executive officers, only Mr. Wardlaw is eligible to receive benefits under this plan.

     Several of our named executive officers are based overseas and are entitled to retirement benefits under local law. Upon retirement, Messrs. della Sala and Baseotto will be entitled to receive certain retirement benefits under Italian law and the national collective bargaining agreement that covers them, which we refer to as the National Contract.

     We also maintain a program to provide health benefits to certain employees who retire from active service. Employees who were age 40 or older as of May 31, 2003 may retire with subsidized post-retirement medical benefits. The level of the subsidy is based on a participant’s defined benefit pension plan service as of May 31, 2003, subject to an overall limit. Of the named executive officers, only Mr. Milchovich is eligible to receive retiree health benefits.

     Perquisites

     The perquisites we provide are not a material part of the executives’ compensation packages. We reimburse certain senior management for fees associated with tax preparation, financial and estate planning services and an annual physical examination. Messrs. Milchovich and Ganz, in lieu of receiving a company-furnished vehicle, received a car allowance. Mr. Wardlaw received a company-furnished vehicle. We also provided a leased car to Mr. La Duc, which lease expired in 2007. This car lease was not renewed when it expired.

     In July 2008, Mr. Baseotto will be relocating from Italy to the United States. Until such time, we have agreed to provide to Mr. Baseotto housing including basic living expenses, a vehicle and reimbursement of travel costs between the United States and Italy for him and/or his family.

     Health and Welfare Benefits

     We maintain a number of health and welfare programs to provide life, health and disability benefits to employees of the company. For many of these programs, employees share in the cost of the coverage. The named executive officers participate in these plans on the same terms as other employees.

     Tax Considerations

     In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to our executive officers, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for its chief executive officer and its other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the company and that meets certain other technical requirements. The Compensation Committee also believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not always limit compensation to those levels or types of compensation that will be deductible. As a result of our tax position in recent years, any lack of deductibility of compensation has not negatively impacted our tax position. The Compensation Committee does consider alternative forms of compensation consistent with its compensation goals, which preserve deductibility.

     Share Ownership Guidelines

     We desire to promote the retention and motivation of our executive officers and non-employee directors and to align their interests more closely with those of our shareholders. Equity ownership plays a key role in aligning these interests. As a result, the Compensation Committee has adopted share ownership guidelines for our non-employee directors and certain executive officers, including each of our named executive officers.

     The following guidelines set forth the target ownership levels in our shares that are expected for certain executive officers and non-employee directors. The target ownership levels are expressed as the market value of share holdings as a multiple of the executive’s base salary (as adjusted from time to time) or the non-employee director’s annual retainer (as adjusted from time to time). The total market value of the participant’s share holdings should equal or exceed the specified target ownership level.

Position/Title	Target Ownership Level
Non-employee Directors	5 × annual retainer

Chairperson, President and Chief	5 × base salary
Executive Officer (“CEO”)

Direct Reports to CEO	3 × base salary

Additional Executives as May be	2 × base salary
Determined by the CEO

     Actual levels of the market value of share ownership can fluctuate over time based on a change in pay rates and the value of the underlying shares. The target ownership levels set forth above are meant as targets to be achieved and maintained over time.

     Prior to attaining the target ownership levels, we believe a participant’s sale of shares obtained through our compensation programs should be reasonably limited. Thus, in general, at least 50% of shares acquired through our equity compensation programs, after the payment of any applicable taxes, should be retained until the participant meets the relevant target ownership level. If a participant wishes to sell shares in excess of the allowable amount and is under the relevant target ownership level, the individual may request that the CEO approve an exception prior to the sale. The CEO has discretion in making this determination. Any exception granted will be reported by the CEO to the Compensation Committee. Any request for an exception made by the CEO must be approved by the Compensation Committee, which has discretion in making this determination. These limitations on sales in the guidelines are applicable to equity grants made to Mr. Milchovich on August 11, 2006 and to all equity grants made on or after November 2006.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of Foster Wheeler Ltd. (the “Company”) administers the Company’s executive compensation program and reviews and recommends to the Company’s Board of Directors the salaries, short-term incentive compensation and equity-based compensation to be paid to its executive officers. The Compensation Committee is comprised of the individuals listed below, each of whom is a non-employee director who meets the independence requirements of The NASDAQ Stock Market LLC. The Compensation Committee retains the services of independent consultants and other experts as it deems necessary or appropriate to assist in fulfilling its responsibilities.

     The Compensation Committee reviewed and discussed the information included in the Company’s Compensation Discussion and Analysis for the 2007 fiscal year. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2008 annual general meeting of shareholders and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007 for filing with the SEC.

Compensation Committee:
Diane C. Creel, Chairperson
Steven J. Demetriou
Jack A. Fusco
Stephanie Hanbury-Brown
James D. Woods

     Summary Compensation Table for the Years Ended December 28, 2007 and December 29, 2006

     The following table sets forth the compensation paid or accrued by us during the years ended December 28, 2007 and December 29, 2006 for our named executive officers.

								Change in
								Pension
								Value and
								Nonqualified
Name							Non-Equity	Deferred		All
and					Stock	Option	Incentive	Compensation		Other
Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings		Compensation		Total
Position	Year	($)	($)		($)(1)	($)(1)	($)(2)	($)		($)		($)
Raymond J. Milchovich	2007	$992,250	$500,000	(3)	$1,781,166	$1,716,645	$1,984,500	$231	(4)	$60,856	(5)	$7,035,648
Chairman and Chief Executive Officer	2006	$945,000	$-		$3,649,435	$3,193,745	$1,890,000	$398	(4)	$909,729	(6)	$10,588,307
Franco Baseotto (7)
Executive Vice President, Chief	2007	$287,194	$-		$93,665	$77,774	$331,970	$-		$78,661	(8)	$869,264
Financial Officer and Treasurer
Peter J. Ganz	2007	$446,250	$-		$134,507	$114,122	$624,750	$-		$34,103	(9)	$1,353,732
Executive Vice President,
General Counsel and Secretary	2006	$425,000	$-		$296,410	$324,859	$595,000	$-		$33,792	(10)	$1,675,061
Umberto della Sala (7)	2007	$516,189	$-		$256,644	$214,198	$828,765	$-		$376,960	(11)	$2,192,756
President and Chief Operating Officer	2006	$463,658	$-		$685,942	$1,241,329	$676,596	$-		$1,190,742	(12)	$4,258,267
David Wardlaw (13)
Vice President, Project Risk	2007	$290,558	$-		$29,986	$25,454	$230,569	$185,764	(14)	$95,581	(15)	$857,912
Management Group
John T. La Duc	2007	$360,755	$-		$108,467	$91,861	$485,716	$-		$99,611	(16)	$1,146,410
Former Executive Vice President
and Chief Financial Officer	2006	$470,960	$-		$457,132	$250,675	$565,152	$-		$33,944	(17)	$1,777,863

(1)
Represents the compensation expense of restricted shares and restricted share units for the Stock Awards column and stock option awards for the Option Awards column recognized in our consolidated financial statements for the reporting period, including compensation expenses associated with grants that were made in prior years, in accordance with SFAS No. 123R. The compensation cost shown for restricted shares and restricted share units is based on the closing price of our common shares on the date of grant, and the compensation cost shown for stock option awards is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2007: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(2)	Represents short-term incentive compensation amounts earned for fiscal years 2007 and 2006 that were paid or payable in fiscal years 2008 and 2007, respectively, in accordance with the Foster Wheeler Annual Executive Short-term Incentive Plan, as amended and restated effective January 1, 2006. The basis for determining short-term incentive compensation is discussed in greater detail under the section entitled “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

(3)	The Board awarded a one-time, discretionary bonus in the amount of $500,000 to Mr. Milchovich in recognition of Mr. Milchovich’s contributions to our outstanding performance in 2007. See “Compensation Discussion and Analysis—Short Term Incentive Compensation—Bonus Awarded to Chief Executive Officer” for more information.

(4)
Represents the aggregate change in the actuarial present value of the benefits payable under the U.S. defined benefit pension plan. Under the U.S. pension plan, retirement benefits are primarily a function of both years of service and level of compensation. The U.S. pension plan is frozen to new entrants and additional benefit accruals, and is noncontributory. See “Pension Benefits for the Year Ended December 28, 2007” for more information.

(5)
Mr. Milchovich received grossed-up payments of $5,387 for tax preparation fees and $21,231 for estate planning services. Mr. Milchovich also received a $13,500 match on his employee 401(k) contribution and a $19,630 car allowance. We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee.

(6)
Mr. Milchovich received grossed-up payments of $13,558 for country club membership fees and dues and $3,481 for tax preparation fees. Mr. Milchovich also received a $13,200 match on his employee 401(k) contribution and a $12,382 car allowance. We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee. Pursuant to an amendment to Mr. Milchovich’s Employment Agreement dated January 22, 2003 (which amendment expressly was not superseded by his August 11, 2006 Employment Agreement), whereby we agreed to monetize his non-qualified retirement benefit, Mr. Milchovich also received the final four payments of $216,500, totaling $866,000, pursuant to this arrangement in 2006.

(7)
Messrs. Baseotto and della Sala are employed in Italy and, therefore, their compensation is paid in euros. The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment. The figures in the Non-Equity Incentive Compensation column were converted to U.S. dollars using the exchange rate on the date the short-term incentive compensation grant was approved by the Compensation Committee as the payment to Messrs. Baseotto and della Sala will be made subsequent to the filing of this proxy statement with the SEC.

(8)
Mr. Baseotto received a $47,946 contribution to his private defined contribution pension account pursuant to the National Contract (as described under “Employment Agreements—Employment Agreements for Franco Baseotto—Italian Law and National Contract”). Mr. Baseotto also received a $5,165 allocation to a severance accrual account. Pursuant to Italian law and the National Contract, employers must accrue annually the equivalent of an employee's annual base salary divided by 13.5 throughout the employment relationship. The severance accrual account represents amounts to be paid as mandatory severance indemnity compensation to Mr. Baseotto upon termination of his employment with us for any reason. In July 2008, Mr. Baseotto will be relocating from Italy to the United States. Until such time, we have agreed to provide to Mr. Baseotto housing including basic living expenses, a vehicle and reimbursement of travel costs between the United States and Italy for him and/or his family. In 2007, we paid $20,760 to provide housing including basic living expenses for Mr. Baseotto and we paid $2,388 to furnish a vehicle for Mr. Baseotto. We also reimbursed Mr. Baseotto $2,402 for travel costs between Italy and the United States for him and his family.

(9)	Mr. Ganz received a grossed-up payment of $973 for tax preparation fees. Mr. Ganz also received a $13,500 match on his employee 401(k) contribution and a $19,630 car allowance.

(10)	Mr. Ganz received a grossed-up payment of $962 for tax preparation fees. Mr. Ganz also received a $13,200 match on his employee 401(k) contribution and a $19,630 car allowance.

(11)
Mr. della Sala received a $91,874 contribution to his private defined contribution pension account pursuant to the National Contract (as described under "Employment Agreements—Employment Agreements for Umberto della Sala—Present Agreement—Italian Law and National Contract”). Mr. della Sala also received a $12,480 allocation to a severance accrual account. Pursuant to Italian law and the National Contract, employers must accrue annually the equivalent of an employee's annual base salary divided by 13.5 throughout the employment relationship. The severance accrual account represents amounts to be paid as mandatory severance indemnity compensation to Mr. della Sala upon termination of his employment with us for any reason. In June 2006, Mr. della Sala made, pursuant to Italian law, an irrevocable election to freeze his pension benefits in the governmental pension program and to have our statutorily required governmental pension fund contributions paid directly to him rather than to the appropriate Italian government agency. Mr. della Sala received $272,606 for 2007 under this arrangement. Beginning January 1, 2008, the Italian law permitting the payments to Mr. della Sala expired and the payments are now made to the appropriate Italian government agency.

(12)
Mr. della Sala received a $40,907 contribution to his private defined contribution pension account pursuant to the National Contract (as described under "Employment Agreements—Employment Agreements for Umberto della Sala—Present Agreement–Italian Law and National Contract”). Mr. della Sala also received a $32,602 allocation to a severance accrual account. Pursuant to Italian law and the National Contract, employers must accrue annually the equivalent of an employee's annual base salary divided by 13.5 throughout the employment relationship. The severance accrual account represents amounts to be paid as mandatory severance indemnity compensation to Mr. della Sala upon termination of his employment with us for any reason. In June 2006, Mr. della Sala made, pursuant to Italian law, an irrevocable election to freeze his pension benefits in the governmental pension program and to have our statutorily required governmental pension fund contributions paid directly to him rather than to the appropriate Italian government agency. Mr. della Sala received $1,117,233 for 2006 under this arrangement.

(13)
Mr. Wardlaw is employed in the United Kingdom and, therefore, his compensation is paid in pounds sterling. The figures in the Salary, Non-Equity Incentive Compensation and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment.

(14)
Represents the aggregate change in the actuarial present value of the benefits payable under the U.K. defined benefit pension plan. Under the U.K. pension plan, retirement benefits are primarily a function of both years of service and level of compensation. The U.K. pension plan, which is closed to new entrants, is contributory. See “Pension Benefits for the Year Ended December 28, 2007” for more information.

(15)
We paid $92,337 to furnish a car for Mr. Wardlaw. We have agreed to furnish a new car for Mr. Wardlaw after the lesser of four years or 80,000 driven miles. We also paid Mr. Wardlaw an allowance of $3,244 for petroleum costs.

(16)
Mr. La Duc’s tenure as our Executive Vice President and Chief Financial Officer ended upon his retirement effective August 13, 2007. Mr. La Duc received a grossed-up payment of $1,894 for tax preparation fees and $18,177 for estate planning services. In addition, we paid $11,815 to lease and insure a car for Mr. La Duc and a $10,125 match on his employee 401(k) contribution. We also paid a total of $57,600 to Mr. La Duc pursuant to the terms of a Consulting Agreement we entered into with him, dated as of September 1, 2007.

(17)
Mr. La Duc received a grossed-up payment of $2,199 for tax preparation fees. In addition, we paid $18,545 to lease and insure a car for Mr. La Duc and a $13,200 match on his employee 401(k) contribution.

Grants of Plan-Based Awards for the Year Ended December 28, 2007

     The following table sets forth the plan-based awards granted to our named executive officers during the year ended December 28, 2007. All restricted share unit and stock option information has been adjusted for the 2-for-1 share split, which was effected on January 22, 2008.

						All Other	All Other			Grant Date
						Stock	Option Awards:			Fair Value
			Estimated Possible Payouts			Awards:	Number of		Exercise or	of Stock
		Compensation	Under Non-Equity Incentive			Number of	Securities		Base Price	and
		Committee	Plan Awards (1)			Shares of	Underlying		of Option	Option
	Grant	Action	Threshold	Target	Maximum	Stock or Units	Options		Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)		($/Sh) (2)	($)(3)
Raymond J. Milchovich (4)	-	-	$694,575	$992,250	$1,984,500
	-	-	$116,189	$165,985	$331,970
	11/15/07	11/6/07				4,070 (5)	9,478	(6)	$70.950	$537,469
Franco Baseotto	8/15/07	8/7/07				1,116 (7)	2,738	(8)	$47.660	$96,422
	3/7/07	3/7/07				2,098 (9)	4,876	(10)	$28.495	$108,933
Peter J. Ganz	-	-	$218,663	$312,375	$624,750
	11/15/07	11/6/07				5,496 (5)	12,800	(6)	$70.950	$725,813
Umberto della Sala (11)	-	-	$290,068	$414,383	$828,765
	3/7/07	3/7/07				7,614 (9)	17,692	(10)	$28.495	$395,296
David Wardlaw	-	-	$80,699	$115,285	$230,569
	11/15/07	11/6/07				1,392 (5)	3,246	(6)	$70.950	$183,937
John T. La Duc (12)	-	-	$170,001	$242,858	$485,716

(1)
Represents the possible payout for each named executive officer under the STI Plan if the threshold, target or maximum goals are satisfied, as further described under “Compensation Discussion and Analysis— Short-Term Incentive Compensation.”

(2)	The exercise price of the stock options was determined using the closing price on the grant date.

(3)
Represents the grant date fair value of awards of restricted share units or stock options granted under the LTI Plan. Such awards have been valued in this table in accordance with SFAS No. 123R. The value shown for restricted shares and restricted share units is based on the closing price of our common shares on the date of grant, and for stock options is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2007: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(4)
On August 11, 2006, we granted stock options to purchase 560,080 shares and 248,940 restricted shares to Mr. Milchovich pursuant to the terms of his 2006 employment agreement. These grants were front-loaded for a three-year period. Therefore, no additional equity award grants were made to him in fiscal 2007.

(5)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of restricted share units on November 15, 2007. One-third of the restricted share units vests on December 31, 2008, one-third vests on December 31, 2009 and the remaining one-third vests on December 31, 2010. The restricted share units do not have voting or dividend rights until they vest and are settled in common shares.

(6)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares of common stock on November 15, 2007. The stock options expire on December 31, 2012. One-third of the stock options vests on December 31, 2008, one-third vests on December 31, 2009 and the remaining one-third vests on December 31, 2010.

(7)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of restricted share units on August 15, 2007. One-third of the restricted share units vested on December 31, 2007, one-third vests on December 31, 2008 and the remaining one-third vests on December 31, 2009. The restricted share units do not have voting or dividend rights until they vest and are settled in common shares.

(8)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares of common stock on August 15, 2007. The stock options expire on December 31, 2011. One-third of the stock options vested on December 31, 2007, one-third vests on December 31, 2008 and the remaining one-third vests on December 31, 2009.

(9)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of restricted share units on March 7, 2007. One-third of the restricted share units vested on December 31, 2007, one-third vests on December 31, 2008 and the remaining one-third vests on December 31, 2009. The restricted share units do not have voting or dividend rights until they vest and are settled in common shares.

(10)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares of common stock on March 7, 2007. The stock options expire on December 31, 2011. One-third of the stock options vested on December 31, 2007, one-third vests on December 31, 2008 and the remaining one-third vests on December 31, 2009.

(11)
In March 2008, Mr. della Sala received a grant of restricted share units having an economic value of €2,972,000, which equaled 80,254 restricted share units, and stock options having an economic value of €2,972,000, which equaled options to purchase an aggregate of 194,431 common shares, pursuant to the terms of the employment agreement entered into by Foster Wheeler Ltd. and Mr. della Sala, effective March 1, 2008.

(12)	The possible payouts to Mr. La Duc under the STI Plan have been pro-rated based upon the number of days that he was employed in fiscal 2007.

Employment Agreements

     The following discussion summarizes our employment agreements with our named executive officers. Please refer to the section entitled, “Indemnification of Directors and Officers,” for more information related to indemnification of our directors and officers.

     Restricted share, restricted share unit and stock option information in the following discussion has been adjusted for the 1–for–20 reverse share split, which was approved by our shareholders on November 29, 2004, and the 2-for-1 share split, which was effected on January 22, 2008.

Employment Agreement for Raymond J. Milchovich

     We entered into an employment agreement with Mr. Milchovich on August 11, 2006, which was amended on each of January 30, 2007 and February 27, 2007. The term of this employment agreement commenced on August 11, 2006 and will end on the earlier of (i) the third anniversary of the effective date and (ii) such earlier date on which the agreement is terminated pursuant to its terms. The term will be automatically extended for one year on the third anniversary of the effective date and upon each anniversary of the effective date thereafter unless either we or Mr. Milchovich have given written notice of non-extension to the other at least ninety days prior to the end of the applicable term. Mr. Milchovich currently serves as our Chairman and Chief Executive Officer. Mr. Milchovich is entitled to a base salary, which the Compensation Committee will review on each anniversary date and determine if, and by how much, the base salary should be increased. Mr. Milchovich’s current base salary is $1,031,940.

     Mr. Milchovich’s employment agreement establishes an annual short-term incentive compensation target equal to 100% of his base salary, which will be payable should we achieve 100% of our target objectives for that fiscal year, as approved by the Compensation Committee. If we achieve target objectives in a particular year significantly in excess of our expectations for the year, annual short-term incentive compensation may be increased to 200% of base salary. If Mr. Milchovich’s employment with us terminates during a fiscal year, his annual short-term incentive compensation for that year will be prorated for the actual number of days of his employment with us for that year.

     On the effective date of the employment agreement, Mr. Milchovich received restricted shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled 248,940 restricted shares. Mr. Milchovich also received stock options to purchase common shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled options to purchase an aggregate of 560,080 common shares. The restricted shares and the stock options were each granted under the LTI Plan. The restricted shares and the stock options vest in one-third increments on August 11, 2007, August 11, 2008 and August 11, 2009.

     During the term of his employment agreement, Mr. Milchovich will be entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and other similar programs as from time to time in effect and made available to our senior management generally. However, Mr. Milchovich will not be entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program. Mr. Milchovich is entitled to an annual five-week paid vacation period. We also pay the annual premium on a supplemental term life insurance policy. Mr. Milchovich’s employment agreement also provides that we will provide him the following perquisites:

  an annual physical examination;

  home office equipment and associated services for business use in his homes;

  reasonable security measures, should his personal security become an issue, subject to the approval of the Compensation Committee;

  an annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation; and

  an allowance for an automobile.

     If on the last date on which a stock option may be exercised or on the last date on which restricted shares may be sold under the terms of the employment agreement applicable law would preclude Mr. Milchovich from exercising or selling such stock options or restricted shares, the expiration of the applicable exercise and sale periods will be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the stock options or restricted shares would first no longer violate applicable laws.

     Mr. Milchovich has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination.

     In addition to any rights to indemnification to which Mr. Milchovich is entitled under our charter and bylaws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us. A similar provision from his prior employment agreement was expressly not superseded by his present agreement.

     Mr. Milchovich’s employment agreement also contains certain terms and benefits related to the termination of Mr. Milchovich’s employment, as described in “Termination and Change in Control Payments.”

Employment Agreements for Franco Baseotto

     Italian Law and National Contract

     FWCE has entered into a letter agreement with Mr. Baseotto, who serves as an executive officer, providing that he is to serve as a “Manager” under Italian law. The terms of Mr. Baseotto’s employment mandated by Italian law and the National Contract are not specific to our company. Pursuant to the provisions of the National Contract, Mr. Baseotto:

  receives his yearly salary in 13 installments;

  is not subject to working time schedules or overtime rules;

  is entitled to 29.2 working days of vacation per year;

  for permissible reasons, is entitled to an unpaid leave period;

  in case of illness, is entitled to maintain his position for a consecutive period of up to 12 months, during which he will receive his full salary (with the cost being fully borne by the employer);

  is entitled to insurance coverage for on- and off-duty accidents, including death; and

  is entitled to indemnification for any civil liabilities incurred by him in the performance of his employment activities except in the case of gross negligence or willful misconduct.

     The National Contract also contains certain terms and benefits related to the termination of Mr. Baseotto’s employment, as described in “Termination and Change in Control Payments.”

     Supplemental Employment Agreement

      On November 12, 2007, we and FWCE entered into a supplemental employment agreement with Mr. Baseotto. The supplemental agreement supplements Mr. Baseotto’s Italian employment arrangements with an additional employment arrangement comparable to that provided to our other executive officers.

      Mr. Baseotto’s supplemental agreement will be effective as long as he is employed by FWCE. During the term of his employment, and for one year thereafter, Mr. Baseotto is prohibited from providing services to, or being a shareholder of, a competitor of ours and, for two years thereafter, from calling upon any person who is, as of his date of termination of employment, engaged in any activity on behalf of us or is a customer of ours for the purpose or with the intent of enticing that person to cease such activity on behalf of us or to cease doing business with us.

      Mr. Baseotto has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

     In addition, at all times during and after the term of the supplemental agreement, we have agreed to indemnify Mr. Baseotto and pay any expenses in connection with any threatened or actual suit to which he is or may be a party as a result of being an officer, director or employee of us or any of our subsidiaries.

      Mr. Baseotto’s supplemental agreement also contains certain terms and benefits related to the termination of Mr. Baseotto’s employment, as described in “Termination and Change in Control Payments.”

Employment Agreement for Peter J. Ganz

     Mr. Ganz entered into an employment agreement with us effective October 10, 2005 and amended on October 6, 2006, which agreement terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation. Under the agreement, Mr. Ganz serves as our Executive Vice President and General Counsel and is to perform duties consistent with this position. Mr. Ganz was subsequently elected as our Secretary on May 9, 2006. Mr. Ganz is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed. Mr. Ganz’s current base salary under the agreement is $464,100.

     For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position. “Good reason” means without Mr. Ganz’s consent: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after he has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct.

     Mr. Ganz’s employment agreement provides for an annual short-term incentive compensation target of 70% of base salary up to a maximum of 210% of base salary based upon targeted business objectives as established by the Chief Executive Officer. Mr. Ganz received a signing bonus in the amount of $500,000 on October 10, 2005. On October 6, 2006, we and Mr. Ganz entered into an amendment to his employment agreement. Pursuant to the amendment, Mr. Ganz’s maximum annual short-term incentive compensation target was set at two times his Short-Term Incentive Target Percentage Opportunity, which is described in more detail under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

     The agreement also provides eligibility for annual stock option grants as determined by the Compensation Committee of the Board, a grant of restricted stock valued at $521,645 based on the closing price of the common shares on October 7, 2005, which amounted to 34,832 restricted common shares, and a grant of options for 104,330 common shares at an exercise price equal to the average of the high and low market prices for our common shares on October 7, 2005. One-third of the restricted shares vested on December 31, 2005 and the remainder vested on December 31, 2006. The options have a term of three years and expire on October 9, 2008. One-third of the stock options vested on December 31, 2005 and the remainder vested on December 31, 2006. Commencing in 2007, Mr. Ganz is entitled annually to long-term incentive awards equal to 1.5 times his base salary, the form and conditions of which will be established by the Compensation Committee.

     Mr. Ganz is entitled to an annual five-week paid vacation period. Mr. Ganz is also entitled to the following perquisites and benefits:

  those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

  an allowance for an automobile;

  annual financial planning services;

  reimbursement on a one-time basis for legal expense associated with estate planning;

  a facsimile machine for use at home; and

  an annual physical examination.

     Mr. Ganz is covered by our Change in Control Agreement as in effect from time to time for executives at his level. A description of this agreement is below. Any amounts or benefits payable, paid or provided to him under such agreement will be in lieu of and not in addition to amounts or benefits payable or provided under his employment agreement.

     Mr. Ganz has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

     In addition to any rights to indemnification to which Mr. Ganz is entitled under our charter and by-laws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

     Mr. Ganz’s employment agreement also contains certain terms and benefits related to the termination of Mr. Ganz’s employment, as described in “Termination and Change in Control Payments.”

Employment Agreements for Umberto della Sala

     Prior Agreement – Italian Law and National Contract

     As of December 28, 2007, our arrangements with Mr. della Sala, who serves as an executive officer, were governed by a letter agreement between FWCE and him providing that he serves as a “Manager” under Italian law. Substantially all terms of Mr. della Sala’s employment were mandated by Italian law and the National Contract, which is not specific to our company.

     March 2008 Revisions

     Effective March 1, 2008, we, FWCE and Mr. della Sala agreed to terminate the above-described letter agreement and to revise his employment arrangements as described below.

     Present Agreement – Italian Law and National Contract

     Mr. della Sala’s revised arrangements with FWCE, effective as of April 1, 2008, are as follows:

     The arrangements are governed by a revised agreement providing that he serves as a “Manager” under Italian law. His base salary with FWCE is €195,000 and the revised agreement expires by its own terms on December 31, 2011. Substantially all terms of Mr. della Sala’s employment with FWCE remain mandated by Italian law and the National Contract, which is not specific to our company. Pursuant to the provisions of the National Contract, Mr. della Sala:

  receives his yearly salary in 13 installments;

  is not subject to working time schedules or overtime rules;

  is entitled to 29.2 working days of vacation per year;

  for permissible reasons, is entitled to an unpaid leave period;

  in case of illness, is entitled to maintain his position for a consecutive period of up to 12 months, during which he will receive his full salary (with the cost being fully borne by the employer);

  is entitled to insurance coverage for on- and off-duty accidents, including death; and

  is entitled to indemnification for any civil liabilities incurred by him in the performance of his employment activities except in the case of gross negligence or willful misconduct.

     Mr. della Sala has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

     The National Contract also contains certain terms and benefits related to the termination of Mr. della Sala’s employment, as described in “Termination and Change in Control Payments.”

     Present Agreement – Employment Agreement with Foster Wheeler Ltd.

     Mr. della Sala’s new agreement with Foster Wheeler Ltd., effective as of March 1, 2008, provides as follows:

     Mr. della Sala’s agreement terminates upon the earlier of December 31, 2011 or the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation. Under the agreement, Mr. della Sala serves as our President and Chief Operating Officer. Mr. della Sala is entitled to a base salary of €346,000, to be increased to €391,000 on January 1, 2009 and to thereafter be reviewed by us on each January 1 or another appropriate date when the salaries of executives at the executive’s level are normally reviewed.

     For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform the duties of his position, or (ix) a material violation of our Code of Business Conduct and Ethics. “Good reason” means a material negative change in the employment relationship without Mr. della Sala’s consent as evidenced by among other things: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement, (vi) resignation in compliance with applicable law or rules of professional conduct or (vii) termination without cause by FWCE of his employment agreement with FWCE, in each case subject to Mr. della Sala having given us notice of the event within 90 days of its occurrence and our having failed to cure same within the following 30 days.

     Mr. della Sala’s employment agreement provides for an annual short-term incentive compensation target of 120% of base salary up to a maximum of 240% of base salary based upon targeted business objectives as established by our Board of Directors or Compensation Committee.

     The agreement also provides for a grant of restricted share units having an economic value of €2,972,000 and of options having an economic value of €2,972,000, with the grant to be made during the first open trading window subsequent to the effectiveness of the agreement. In March 2008, we granted Mr. della Sala 80,254 restricted share units and options to purchase an aggregate of 194,431 common shares as required under the agreement. One-fourth of the units and options vest on each of December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011. The options have a term of five years.

     Mr. della Sala is also entitled to the following perquisites and benefits:

  to the extent he is or becomes eligible, those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

  annual financial planning services, up to $5,000 annually;

  reimbursement on a one-time basis for expense associated with estate planning, up to $10,000 in the aggregate;

  home office equipment, up to $5,000 annually; and

  an annual physical examination.

     Mr. della Sala will receive a €44,000 “make whole” payment relating to the period between January 1, 2008 and the effective dates of his new Italian and Foster Wheeler Ltd. agreements.

     Mr. della Sala has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

     In addition to any rights to indemnification to which Mr. della Sala is entitled under our charter and bylaws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

     Mr. della Sala’s employment agreement also contains certain terms and benefits related to the termination of Mr. della Sala’s employment, as described in “Termination and Change in Control Payments.”

Employment Agreement for David Wardlaw

     Foster Wheeler Energy Limited, or FWEL, one of our subsidiaries, entered into an employment agreement with Mr. Wardlaw on November 28, 2002. Under the employment agreement, Mr. Wardlaw has agreed to perform such duties as may be assigned to him by FWEL and as are consistent with his position. Mr. Wardlaw is entitled to a base salary which will be reviewed annually. His current base salary is £152,348. In addition, Mr. Wardlaw is eligible to participate in the STI plan.

     Except in the case of gross misconduct, FWEL has agreed to provide Mr. Wardlaw twelve months notice of termination. Mr. Wardlaw has agreed to provide FWEL with six months notice of termination by him. During the notice period, Mr. Wardlaw has agreed to perform some or all of his duties, as determined by FWEL, and not to take on other employment. FWEL is permitted to provide equivalent compensation to Mr. Wardlaw in lieu of the required notice period described above.

     FWEL is entitled to immediately terminate the employment agreement if Mr. Wardlaw (i) commits any act of gross misconduct or repeats or continues any other serious breach of his obligations under the employment agreement after receiving a written warning, (ii) is guilty of any conduct which in the reasonable opinion of the board of directors of FWEL brings Mr. Wardlaw or FWEL into disrepute, (iii) is convicted of a criminal offense, except for minor traffic offenses, (iv) is incapable of performing his duties as a result of the use of alcohol or drugs, (v) fails to perform his duties in accordance with FWEL’s policies and procedures, (vi) commits an act of dishonesty relating to FWEL, any of its employees or otherwise, (vii) becomes bankrupt or makes certain arrangements with his creditors, or (viii) is unable for 26 consecutive weeks, or an aggregate of 26 weeks in a 52-week period, to perform his duties as a result of sickness or injury.

     In addition, the employment agreement will terminate automatically (i) upon Mr. Wardlaw reaching his 60th birthday, unless he and FWEL agree otherwise, (ii) if Mr. Wardlaw becomes prohibited by law from being a director, (iii) if Mr. Wardlaw resigns his position, or (iv) if FWEL vacates Mr. Wardlaw’s position in its Articles of Association.

     Mr. Wardlaw is entitled to an annual five-week paid vacation period, as well as five additional service related days. Upon termination of his employment, Mr. Wardlaw is entitled to receive compensation for unused vacation time, unless the termination results from gross misconduct. Mr. Wardlaw is also entitled to the following perquisites and benefits:

  participation in FWEL’s medical benefits, long-term disability and pension programs;

  an allowance for an automobile;

  insurance coverage during working hours and work-related travel; and

  an annual physical examination.

      Mr. Wardlaw has agreed to keep confidential all non-public information regarding us and our affiliated companies that he receives during the term of his employment. Mr. Wardlaw has also agreed not to be directly or indirectly engaged or interested in any competitor of FWEL during his employment and for six months following the termination of his employment and, for twelve months following the termination of his employment, not to solicit certain of our employees or customers or the employees or customers of any of our affiliated companies.

     Pursuant to the employment agreement, FWEL is entitled to make reasonable changes to the terms and conditions of Mr. Wardlaw’s employment, subject to a notice requirement in the case of any significant changes.

Employment Agreement for John T. La Duc

     Mr. La Duc entered into an employment agreement with us effective April 14, 2004, which was amended on October 6, 2006 and January 30, 2007. As amended, the employment agreement expired with his retirement on August 13, 2007. Mr. La Duc served as our Executive Vice President and Chief Financial Officer and performed such duties consistent with the position. Pursuant to the terms of the agreement, Mr. La Duc was entitled to a base salary, which we reviewed on each anniversary date or other appropriate date when the salaries of executives at the executive’s level were normally reviewed. Mr. La Duc’s base salary was $489,798.

     Mr. La Duc’s original employment agreement provided for an annual short-term incentive compensation target equal to 60% of his base salary up to a maximum of 180% of his base salary based upon targeted business objectives as established by the Chief Executive Officer. Mr. La Duc received a signing bonus in the amount of $166,250 on April 14, 2004. On October 6, 2006, we and Mr. La Duc entered into an amendment to his employment agreement. Pursuant to the amendment, Mr. La Duc’s maximum annual short-term incentive compensation target was set at two times his Short-Term Incentive Target Percentage Opportunity, which is described in more detail under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

     Pursuant to the January 30, 2007 amendment, effective January 1, 2007, Mr. La Duc’s annual short-term incentive compensation target was changed to 70% of base salary up to a maximum of 140% of base salary, and the amount was pro-rated based upon the number of days that he was employed by us in 2007.

     The agreement also provided eligibility for annual stock option grants as determined by the Compensation Committee, restricted shares upon consummation of the equity-for-debt exchange offer (an award of such restricted stock was granted in 2004), and an annual five-week paid vacation period. Mr. La Duc was entitled to the following perquisites and benefits:

  those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

  an allowance for an automobile;

  annual financial planning services;

  reimbursement on a one-time basis for legal expense associated with estate planning;

  a facsimile machine for use at home; and

  an annual physical examination.

     Mr. La Duc was also covered by a change in control agreement as in effect from time to time for executives at his level.

     Mr. La Duc has agreed to keep confidential all non-public information regarding us that he received during the term of his employment. He also agreed that he will not, directly or indirectly, provide services to any of our competitors for one year after his termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

     In addition to any rights to indemnification to which Mr. La Duc is entitled under our charter and by-laws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Consulting Agreement with John T. La Duc

     Effective September 1, 2007, we entered into a Consulting Agreement with Mr. La Duc, pursuant to which Mr. La Duc provided consulting services to us primarily in the nature of the services he provided us when he was our Executive Vice President and Chief Financial Officer. In consideration for his services, we paid Mr. La Duc a base fee of $14,400 per month. The Consulting Agreement expired by its terms on February 29, 2008.

Outstanding Equity Awards as of December 28, 2007

     The following table sets forth the outstanding equity awards for each of our named executive officers as of December 28, 2007. All option and stock award information has been adjusted for the 1–for–20 reverse share split, which was approved by our shareholders on November 29, 2004, and the 2-for-1 share split, which was effected on January 22, 2008.

	Option Awards						Stock Awards
	Number of		Number of				Number of		Market Value
	Securities		Securities				Shares or		of Shares or
	Underlying		Underlying				Units		Units of
	Unexercised		Unexercised		Option		of Stock		Stock
	Options		Options		Exercise	Option	That Have		That Have
	(#)		(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(1)
	130,000	(2)	-		$49.850	10/22/2011	-		$-
Raymond J. Milchovich	186,694	(3)	373,386	(3)	$21.735	8/11/2011	-		$-
	-		-		$-	-	165,960	(4)	$12,968,114
	50	(5)	-		$150.625	4/26/2009	-		$-
	100	(6)	-		$56.875	1/2/2011	-		$-
	-		6,338	(7)	$25.050	12/31/2011	-		$-
	-		4,876	(8)	$28.495	12/31/2011	-		$-
Franco Baseotto	-		2,738	(9)	$47.660	12/31/2011	-		$-
	-		9,478	(10)	$70.950	12/31/2012	-		$-
	-		-		$-	-	2,814	(7)	$219,886
	-		-		$-	-	2,098	(8)	$163,938
	-		-		$-	-	1,116	(9)	$87,204
	-		-		$-	-	4,070	(10)	$318,030
	26,082	(11)	-		$14.975	10/9/2008	-		$-
	-		33,402	(7)	$25.050	12/31/2011	-		$-
Peter J. Ganz	-		12,800	(10)	$70.950	12/31/2012	-		$-
	-		-		$-	-	14,834	(7)	$1,159,129
	-		-		$-	-	5,496	(10)	$429,457
	200	(12)	-		$276.250	1/2/2008	-		$-
	200	(13)	-		$135.000	1/4/2009	-		$-
	300	(6)	-		$56.875	1/2/2011	-		$-
Umberto della Sala	40,000	(14)	-		$11.600	8/7/2008	-		$-
	-		36,572	(7)	$25.050	12/31/2011	-		$-
	-		17,692	(8)	$28.495	12/31/2011	-		$-
	-		-		$-	-	16,240	(7)	$1,268,994
	-		-		$-	-	7,614	(8)	$594,958
	200	(12)	-		$276.250	1/2/2008	-		$-
	200	(13)	-		$135.000	1/4/2009	-		$-
	300	(15)	-		$90.000	1/3/2010	-		$-
David Wardlaw	300	(6)	-		$56.875	1/2/2011	-		$-
	-		7,314	(7)	$25.050	12/31/2011	-		$-
	-		3,246	(10)	$70.950	12/31/2012	-		$-
	-		-		$-	-	3,248	(7)	$253,799
	-		-		$-	-	1,392	(10)	$108,771
John T. La Duc	11,702	(16)	-		$25.050	8/13/2010	-		$-

(1)	Calculated using our closing share price of $78.14 on December 28, 2007.
(2)	Granted on October 22, 2001 as an inducement award as provided by Mr. Milchovich’s employment agreement.
(3)	Granted on August 11, 2006 under the LTI Plan; one-third vested on August 11, 2007, one-third vests on August 11, 2008 and one-third vests on August 11, 2009.
(4)	Granted on August 11, 2006 under the LTI Plan; one-half vests on August 11, 2008 and one-half vests on August 11, 2009.
(5)	Granted on April 26, 1999 under the Foster Wheeler Inc. 1995 Stock Option Plan.
(6)	Granted on January 2, 2001 under the Foster Wheeler Inc. 1995 Stock Option Plan.
(7)	Granted on November 15, 2006 under the LTI Plan; one-third vested on December 31, 2007, one-third vests on December 31, 2008 and one-third vests on December 31, 2009.
(8)	Granted on March 7, 2007 under the LTI Plan; one-third vested on December 31, 2007, one-third vests on December 31, 2008 and one-third vests on December 31, 2009.
(9)	Granted on August 15, 2007 under the LTI Plan; one-third vested on December 31, 2007, one-third vests on December 31, 2008 and one-third vests on December 31, 2009.
(10)	Granted on November 15, 2007 under the LTI Plan; one-third vests on December 31, 2008, one-third vests on December 31, 2009 and one-third vests on December 31, 2010.
(11)	Granted on October 10, 2005 under the Foster Wheeler Ltd. 2004 Stock Option Plan.
(12)	Granted on January 2, 1998 under the Foster Wheeler Inc. 1995 Stock Option Plan.
(13)	Granted on January 4, 1999 under the Foster Wheeler Inc. 1995 Stock Option Plan.
(14)	Granted on August 8, 2005 under the Foster Wheeler Ltd. 2004 Stock Option Plan.
(15)	Granted on January 3, 2000 under the Foster Wheeler Inc. 1995 Stock Option Plan.
(16)	Granted on November 15, 2006 under the LTI Plan.

Option Exercises and Stock Vested for the Year Ended December 28, 2007

     The following table sets forth the aggregate number of stock options exercised and restricted share/restricted share unit awards that vested for each of our named executive officers during the year ended December 28, 2007. The table also sets forth the value realized on the exercise of stock options (the difference between our closing market common share price on the date of exercise and the option exercise price) and the vesting of restricted shares or restricted share units (our closing market common share price on the date of vesting). The stock options and restricted shares/restricted share units resulted from awards under the Foster Wheeler Inc. 1995 Stock Option Plan, the Foster Wheeler Ltd. 2004 Stock Option Plan, the Foster Wheeler Ltd. Management Restricted Stock Plan, Foster Wheeler Ltd. Omnibus Incentive Plan or inducement restricted stock grants. All option and stock awards information has been adjusted for the 2-for-1 share split, which was effected on January 22, 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(# )	($)	(# )	($)
Raymond J. Milchovich	1,023,568	$35,152,700	82,980	$4,280,108
Franco Baseotto	27,402	$668,960	17,270	$454,934
Peter J. Ganz	52,166	$2,311,781	23,222	$612,462
Umberto della Sala	350,296	$7,956,404	136,168	$3,591,322
David Wardlaw	40,942	$830,001	27,526	$725,102
John T. La Duc(1)	207,272	$8,399,844	144,556	$3,943,518

(1)	Includes 5,196 restricted share units that vested on the date Mr. La Duc’s tenure ended with us as a result of his retirement.

Pension Benefits for the Year Ended December 28, 2007

     We have a number of qualified defined benefit pension plans for eligible employees. The Foster Wheeler Inc. Salaried Employees Pension Plan provides for benefits determined under either a final average pay formula or a cash balance accrual. Employees as of December 31, 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as of December 31, 1998 and accrue benefits under the new cash balance formula. Employees hired after December 31, 1998, including Mr. Milchovich, are covered under the cash balance formula only. On May 31, 2003, the Foster Wheeler Inc. Salaried Employees Pension Plan was frozen and no further benefit accruals occurred after that date.

     The Foster Wheeler Energy Ltd. Pension Plan provides for benefits determined under a final average pay formula. On January 1, 2003, Foster Wheeler Energy Ltd. Pension Plan was closed to new entrants.

     The following table sets forth the service and the value of the pension benefits payable at normal retirement for our named executive officers.

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Raymond J. Milchovich	Foster Wheeler Inc. Salaried Employees Pension Plan	1	$15,399 (2)	$-
Franco Baseotto	-	-	$-	$-
Peter J. Ganz	-	-	$-	$-
Umberto della Sala	-	-	$-	$-
David Wardlaw	Foster Wheeler Energy Ltd. Pension Plan	28	$2,344,293 (3)	$-
John T. La Duc	-	-	$-	$-

(1)
Determined using the same actuarial assumptions (except using an assumed retirement age of 65 for Mr. Milchovich and age 60 for Mr. Wardlaw) used in the preparation of our consolidated financial statements. For more information, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2007: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 8, “Pensions and Other Postretirement Benefits” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”

(2)
Mr. Milchovich’s accumulated benefit is determined under a non-contributory cash balance benefit formula. The cash balance account is based on the annual pay credit equal to percentages disclosed in the chart below and interest credited each year is the 12-month average of the 30-year Treasury bond rate for the preceding year. For Mr. Milchovich, the percentage in fiscal 2007 was 6.0%. The cash balance benefit is the actuarial equivalent of the cash balance account at retirement.

Cash balance is based on annual pay credit equal to:

Age Last Birthday
as of End of Plan Year	Percentage of Plan Earnings
Under 25	1.5%
25 – 29	2.0%
30 – 34	2.5%
35 – 39	3.0%
40 – 44	4.0%
45 – 49	5.0%
50 +	6.0%

(3)	Mr. Wardlaw’s accumulated benefit is determined using a final salary formula based on an accrual rate of 1.85% . Mr. Wardlaw contributes to the plan at an accrual rate of 7% of base salary.

Termination and Change in Control Payments

Employment Agreement for Raymond J. Milchovich

     Pursuant to the terms of Mr. Milchovich’s employment agreement dated August 11, 2006 (and as thereafter amended), upon termination of employment, we will pay to, provide to, or allow the retention by, Mr. Milchovich, or his estate or beneficiary, as the case may be, (i) the base salary earned through the date of such termination, (ii) except for termination by us for cause or by Mr. Milchovich without good reason, any earned, but unpaid, annual cash incentive or other incentive awards, (iii) a payment representing his accrued but unpaid vacation, (iv) any vested but not forfeited benefits on the date of such termination under our employee benefit plans in accordance with the terms of such plans, (v) the vested portion of his restricted shares and stock options and (vi) benefit continuation and conversion rights to which he is entitled under our employee benefit plans and his employment agreement.

      In addition to those payments and benefits to be paid, provided or retained upon termination, if Mr. Milchovich dies during the term of his employment agreement, the employment agreement will terminate and he will not be entitled to any additional payments or benefits thereunder, except (i) we will make a lump sum cash payment to his estate or beneficiary, as the case may be, within two months following such termination equal to one year of the base salary on the date of such termination, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, and (iii) any granted but unvested stock options or restricted shares granted pursuant to the terms of the employment agreement will become vested.

      In addition to those payments and benefits to be paid, provided or retained upon termination, if during the term of his employment agreement Mr. Milchovich becomes physically or mentally disabled, whether totally or partially, such that he is unable to perform his principal services under the employment agreement for a period of not less than 180 consecutive days, we may at any time after the last day of such period terminate the employment agreement and Mr. Milchovich will be entitled to no further payments or benefits under the agreement, except that he will be entitled to receive such payments and benefits as he would have received upon his death, less any payments made to him pursuant to a disability insurance plan maintained by us.

      In addition to those payments and benefits to be paid, provided or retained upon termination, if we terminate Mr. Milchovich’s employment for cause, the agreement will terminate immediately and (i) he will be entitled to receive no further amounts or benefits under the agreement, except as required by law, (ii) all unvested stock options and restricted shares will be immediately forfeited and (iii) all vested stock options and restricted shares granted pursuant to the terms of the employment agreement will be forfeited on the date which is ninety days following such termination. For purposes of this agreement, “cause” means Mr. Milchovich (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to us, or (iii) materially breaching the employment agreement and not curing such breach within thirty days after we provide written notice of such breach to him.

      In addition to those payments and benefits to be paid, provided or retained upon termination, if Mr. Milchovich voluntarily terminates his employment other than for good reason, the exercise period set forth in the option agreement for the stock options granted on August 11, 2006 will be extended to allow him to exercise any vested stock options through the later of (i) the 15th day of the third month following the date the stock options would otherwise have expired or (ii) December 31st of the year in which the stock options would otherwise have expired. Mr. Milchovich will not voluntarily terminate his employment without good reason prior to the date which is thirty days following the date on which he provides written notice to us of such termination.

     In addition to those payments and benefits to be paid, provided or retained upon termination, if during the term of the agreement we terminate Mr. Milchovich’s employment without cause or if he terminates his employment with good reason, the employment agreement will automatically terminate and he will be entitled to no further payments under the employment agreement, except (i) we will make a lump sum cash payment to him within two months following such termination equal to the sum of (a) 200% of his base salary on the date of such termination and (b) 200% of his annual short-term incentive compensation at target, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, (iii) any granted but unvested stock options or restricted shares granted pursuant to the terms of the employment agreement will become vested and (iv) we will pay the reasonable costs of executive-level career assistance services by a firm designated by him for a period of twelve months following such termination. For purposes of the employment agreement, “good reason” will mean, without Mr. Milchovich’s consent, the occurrence of any of the following during the term of his employment agreement: (i) a material change in his position causing it to be of materially less stature or responsibility, or a change in his reporting relationship, but in each case only if we do not cure such change within thirty days after he provides written notice of such change to us, (ii) following a change of control, the relocation of his principal place of employment by more than fifty miles, (iii) we materially breach the employment agreement and do not cure such breach within thirty days after he gives us written notice of such breach or (iv) he is not nominated for election to our Board of Directors or, if elected, is not named as its chairman, or if he is not timely renominated for election to our Board of Directors or is involuntarily removed from the board under circumstances that would not constitute cause or for reasons of his disability.

      In addition to those payments and benefits to be paid, provided or retained upon termination, if during the term of Mr. Milchovich’s employment agreement we terminate his employment without cause or he terminates his employment with good reason, in each case within the twenty-four month period following a change of control, or if he terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, the employment agreement will automatically terminate and he will be entitled to no further payments or benefits under the agreement, except (i) we will make a lump sum cash payment to him equal to the sum of (a) 300% of his base salary in effect on the date of such termination and (b) 300% of his annual short-term incentive compensation at target, (ii) continuing receipt of the medical benefits provided by us during the thirty-six month period commencing on the date of such termination, (iii) any granted but unvested stock options or restricted shares granted pursuant to the terms of the employment agreement will become vested, (iv) we will pay the reasonable cost of executive-level career assistance services for him by a firm designated by him for a period of twelve months following such termination and (v) certain gross-up payments for excise taxes and parachute payments.

     If any of the payments due to Mr. Milchovich as a result of his termination without cause, his resignation with good reason, or his resignation for any reason following a change of control are deemed to be deferred compensation under Internal Revenue Code Section 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Employment Agreements for Franco Baseotto

      Italian Law and National Contract

      The National Contract regulates the benefits payable upon any termination of employment by the employer, as generally described below:

  If there is a termination for “cause,” Mr. Baseotto would not be entitled to any notice period, but he would be entitled to receive mandatory severance indemnity compensation based on seniority. Cause would include events such as theft, certain criminal convictions and serious insubordination.

  If there is a termination other than for cause, but for justified reasons, Mr. Baseotto would be entitled a notice period or indemnity in lieu of notice, in addition to mandatory severance indemnity compensation. Based on Mr. Baseotto’s seniority, the notice period is 12 months.

  If there is a termination without either cause or justified reasons, an Italian court could award Mr. Baseotto a supplementary indemnity for unjustified dismissal of up to a maximum amount of 27 months’ salary, in addition to his entitlement to indemnity in lieu of notice and mandatory severance indemnity compensation.

      In addition, the National Contract provides that following a change in ownership of the company, Mr. Baseotto is entitled to resign without notice for six months from the date of the change in ownership and receive 4 months of base salary in addition to mandatory severance indemnity compensation.

     Supplemental Employment Agreement

     Under Mr. Baseotto’s supplemental agreement, in the event of termination of employment of Mr. Baseotto by FWCE for cause or by Mr. Baseotto other than for good reason, FWCE will pay any mandatory severance indemnity required to be paid under Italian law and under Mr. Baseotto’s Italian employment arrangements with FWCE. Cause is as defined under Italian law, and good reason is as defined under Italian law, plus (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement, or (vi) resignation in compliance with applicable law or rules of professional conduct.

      In the event of termination of employment of Mr. Baseotto by FWCE without cause or by Mr. Baseotto for good reason, we will, in addition to paying the mandatory severance indemnity required to be paid under Italian law, provide Mr. Baseotto the option of choosing between: (1) the payments due to him under the Italian law and the National Contract or (2) all of the following benefits:

  the balance of any bonus (and/or other incentive awards) awarded by the Compensation Committee but yet unpaid;

  benefit continuation and conversion rights under FWCE’s employee benefit plans;

  monthly payments, for twenty-four months after the date of termination occurs, of an amount equal to 1/12 of Mr. Baseotto’s base salary plus the relevant mandatory severance indemnity accrual required under Italian law on such base salary, which we refer to as the base amount;

  for (i) the calendar year that includes the date of termination, an amount equal to Mr. Baseotto’s short- term incentive target percentage opportunity for such calendar year, multiplied by Mr. Baseotto’s base amount in effect on the date of termination multiplied by a multiplier reflecting our performance as approved by the Compensation Committee for such calendar year and (ii) for the calendar year immediately following the calendar year that includes Mr. Baseotto’s date of termination, an amount equal to Mr. Baseotto’s short-term incentive target percentage opportunity for the calendar year that included Mr. Baseotto’s date of termination multiplied by Mr. Baseotto’s base amount in effect on his date of termination, plus, in the case of both (i) and (ii), an additional amount equal to the mandatory severance indemnity accrual that would have been made under Italian law on such amounts if Mr. Baseotto had not been terminated;

  the amount corresponding to two years of social security contributions under Italian law based on Mr. Baseotto’s base salary as of the date of termination;

  removal of transfer and any other restrictions on all shares of our capital stock registered in Mr. Baseotto’s name and/or granted to Mr. Baseotto but not yet vested;

  full vesting of all vested and unvested stock options to purchase shares of our capital stock; and

  executive level career transition assistance services.

      In consideration of the non-competition and non-solicitation provisions in Mr. Baseotto’s supplemental agreement, and as necessary to satisfy Italian law, Mr. Baseotto will be paid 30% of the base amount following Mr. Baseotto’s date of termination of employment and 10% of the base amount on the first anniversary date of such payment.

     Change of Control Agreement

      On November 12, 2007, we and FWCE entered into a Change of Control Agreement with Mr. Baseotto. Under the Change of Control Agreement, for a period of up to three years following a “change of control,” Mr. Baseotto will be entitled to continue in our employment with a materially commensurate position and responsibilities and will be entitled to continue receiving generally the same compensation and benefits he was entitled to before the change of control occurred. Further, if, within three years of a change of control, we terminate Mr. Baseotto’s employment other than for cause or disability, or if Mr. Baseotto terminates his employment for good reason, we will, in addition to paying the mandatory severance indemnity required to be paid under Italian law, provide Mr. Baseotto the option of choosing between (1) the payments due to him under Italian law and the National Contract or (2) a lump sum cash payment of the following amounts:

  Mr. Baseotto’s accrued but unpaid base amount through the date of termination;

  a proportionate annual bonus amount for such termination year;

  unpaid deferred compensation and vacation pay, if any;

  an amount equal to three times the sum of Mr. Baseotto’s base amount and his highest annual bonus;

  an amount equal to the corresponding Italian social security contributions which would have been paid had Mr. Baseotto continued his employment for three years from the date of termination; and

  payment for any shares of restricted stock to the extent such shares are tendered by Mr. Baseotto to the Company.

     In addition, Mr. Baseotto will also be entitled to:

  five-year continuation of certain employee welfare benefits unless terminated earlier due to Mr. Baseotto’s reemployment with another employer;

  outplacement services; and

  full vesting of all vested and unvested stock options to purchase shares of our capital stock.

      In the event that Mr. Baseotto is terminated because of his death or for cause, or if Mr. Baseotto terminates his employment without good reason, we will pay Mr. Baseotto (or his estate, as applicable) any mandatory severance indemnity or other payments required under Italian law or under the supplemental agreement and accrued but unpaid compensation and benefits, including a proportionate annual bonus amount for such termination year in the case of death or termination by Mr. Baseotto without good reason. For purposes of Mr. Baseotto’s Change of Control Agreement, each of “cause” and “good reason” are defined by reference to the meanings of such terms under Italian law.

Employment Agreement for Peter J. Ganz

      Mr. Ganz’s employment agreement provides that in the event of any termination of Mr. Ganz’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

      The employment agreement provides that in the event of termination of employment during the term by us without cause, or by Mr. Ganz for good reason, we will provide to Mr. Ganz, in addition to those payments to be paid or provided upon termination, (i) the base salary at the rate in effect on the date of termination payable on a monthly basis for twenty four months, (ii) an annual cash incentive for the calendar year of termination and the following calendar year equal to a percentage of the base salary which is the average percentage of base salaries paid as short-term incentive compensation to our executives at Mr. Ganz’s level, (iii) continued employee health and welfare benefit plan coverage for two years at active employee levels and costs, (iv) removal of all restrictions from restricted stock, except as prohibited by law, and (v) career transition services not to exceed $8,000.

     Pursuant to the terms of the October 6, 2006 amendment to his employment agreement, if Mr. Ganz constitutes a “specified employee” as defined in Section 409A of the Internal Revenue Code, he will not receive any payments of base salary and short-term incentive compensation upon termination until the first day following the sixth month anniversary of his termination date.

     Change of Control Agreement

     We entered into a change of control agreement with Mr. Ganz on October 10, 2005. The change of control agreement provides that if, within three years of a “change of control,” as defined in the change of control agreement, we terminate Mr. Ganz’ employment other than for “cause” (defined as failure to perform the executive's duties or engaging in illegal or gross misconduct) or disability or if the executive terminates employment for “good reason” (defined as a diminution of duties or responsibilities, our failure to compensate the executive, a change in workplace, our purported termination of the change of control agreement or failure to comply with the change of control agreement or if Mr. Ganz terminates his employment for any reason within the thirty-day period commencing on the first anniversary of a change of control), Mr. Ganz will be entitled to receive a lump sum cash payment of the following amounts: (i) his base salary through the date of termination, plus (ii) his proportionate annual short-term incentive compensation, plus (iii) any unpaid deferred compensation and his vacation pay. Mr. Ganz will also be entitled to receive a lump sum cash payment of three times the sum of his base salary and the highest annual short-term incentive compensation.

      The change of control agreement also provides for a five-year continuation of certain employee welfare benefits and a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. Ganz would have received if he had remained employed for three years after the date of his termination. We will also provide Mr. Ganz with outplacement services. Finally, Mr. Ganz may tender restricted stock (whether vested or not) in exchange for cash. However, if any payments to Mr. Ganz, whether under the change of control agreement or otherwise, would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. Ganz in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the change of control agreement will be paid by us. In addition, this change of control agreement also provides that after termination of employment with us, Mr. Ganz will not, without our prior written consent, disclose any secret or confidential information, knowledge or data relating to us to anyone other than us and persons designated by us.

Employment Agreements for Umberto della Sala

     Prior Agreement – Italian Law and National Contract

     As of December 28, 2007, our arrangements with Mr. della Sala were governed by a letter agreement between FWCE and him providing that he serves as a “Manager” under Italian law. Substantially all terms of Mr. della Sala’s employment were mandated by Italian law and the National Contract, which is not specific to our company.

     March 2008 Revisions

     Effective March 1, 2008, we, FWCE and Mr. della Sala agreed to terminate the above-described letter agreement and to revise his termination and change of control arrangements as described below.

     Present Agreement – Italian Law and National Contract

     Mr. della Sala’s revised termination and change of control arrangements with FWCE are as follows:

      Italian law regulates the benefits payable upon any termination of employment by the employer, FWCE, as generally described below:

  If there is a termination for “cause,” Mr. della Sala would be entitled to receive mandatory severance indemnity compensation based on seniority. Cause would include events such as theft, certain criminal convictions and serious insubordination.

  If there is a termination without cause, an Italian court could award Mr. della Sala damages equal to the compensation that would have been earned through the natural expiration of the contract term, in addition to mandatory severance indemnity compensation.

     If the revised arrangements expire by their own terms on December 31, 2011, Mr. della Sala is entitled to only the mandatory severance indemnity compensation.

     Finally, in consideration of the non-competition and non-solicitation provisions in Mr. della Sala’s revised agreement, and as necessary to satisfy Italian law, Mr. della Sala will be paid 30% of his Italian base amount following Mr. della Sala’s date of termination of employment and 10% of his Italian base amount on the first anniversary date of such payment.

     Present Agreement – Employment Agreement with Foster Wheeler Ltd.

      Mr. della Sala’s present employment agreement with Foster Wheeler Ltd. provides that in the event of any termination of Mr. della Sala’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

      The employment agreement provides that in the event of termination of employment during the term by us without cause, or by Mr. della Sala for good reason, we will provide to Mr. della Sala, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination payable, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, and (vi) career transition services not to exceed $8,000.

      As to change of control, Mr. della Sala’s present employment agreement provides that if, within thirteen months of a “change of control,” as defined in the agreement, we terminate Mr. della Sala’ employment other than for “cause,” as defined in the agreement, or disability, or if the executive terminates employment for “good reason,” as defined in the agreement (to include, among other things, Mr. della Sala’s termination of his employment for any reason within the thirty-day period commencing on the first anniversary of the change of control), Mr. della Sala will be entitled to receive a lump sum cash payment of the following amounts: (i) his base salary through the date of termination, plus (ii) his proportionate annual short-term incentive compensation, plus (iii) any unpaid deferred compensation and his vacation pay. Mr. della Sala will also be entitled to receive a lump sum cash payment of three times the sum of his base salary, €195,000, and the highest annual short-term incentive compensation. The foregoing amounts would be reduced by any entitlements he receives under Italian law and the National Contract related to the contemporaneous termination of his employment with FWCE. The agreement also provides for payments sufficient to allow him to continue his health and welfare benefits at the active employee costs for five years and a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. della Sala would have received if he had remained employed for three years after the date of his termination. We will also provide Mr. della Sala with outplacement services. Finally, Mr. della Sala may tender restricted stock (whether vested or not) in exchange for cash.

     If any payments to Mr. della Sala, whether related to a change of control or otherwise, would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. della Sala in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the change of control agreement will be paid by us. In addition, this change of control agreement also provides that after termination of employment with us, Mr. della Sala will not, without our prior written consent, disclose any secret or confidential information, knowledge or data relating to us to anyone other than us and persons designated by us.

     If any of the payments due to Mr. della Sala are deemed to be deferred compensation under Internal Revenue Code Section 409A, and to the extent required by Section 409A, such payments will not be made until the first day following the sixth month anniversary of his termination date. The cash payments to facilitate post-termination medical coverage are to be deemed exempt from Section 409A to the full extent permissible under certain exemptions provided by the regulations related to Section 409A.

Other Change-in-Control Arrangements Applicable to Participating Executives

      Under the LTI Plan following a change of control (as defined in the plan), unless otherwise specifically prohibited under applicable law, or by rules and regulations of any governing governmental agencies or national securities exchanges: (i) all stock options granted will become immediately vested and exercisable, (ii) any period of restriction and other restrictions imposed on restricted stock or restricted share units will lapse and such awards shall become fully vested, and, (iii) if we were to grant awards in the future with performance-based vesting, unless otherwise specified in an award agreement, the target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the effective date of the change of control, and payout shall be based on assumed achievement of the target payout level and the length of the performance period that has elapsed before the change in control occurs.

     Under the Foster Wheeler Inc. 1995 Stock Option Plan, the executive has the right, following a Change of Control, to surrender his or her options to us and receive, in cash, the difference between the Change of Control price of the shares covered by the options and the exercise price of the options. Under certain conditions, the Change of Control Price could be higher than the fair market value of the shares on the day they are tendered by the executive.

Potential Post-Employment Payments Table

     The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, resignation for good reason, termination for cause, voluntary termination, termination as a result of death or disability, termination as a result of retirement and termination as a result of change in control of Foster Wheeler, as per company policy and their respective employment and change of control agreements, which are described above.

     Except for Mr. La Duc, the potential payments represent the value transfer as a result of the termination event, which we have assumed to occur as of the last day of our fiscal year (December 28, 2007). The potential payments exclude base salary earned but unpaid as of December 28, 2007, short-term incentive compensation for fiscal year 2007, accrued but unpaid vacation as of December 28, 2007, which is available to all salaried employees, and the continuation of certain employee benefits pursuant to the terms of the Foster Wheeler employee benefit plans, which is available to all salaried employees. The value estimated to be realized upon the acceleration of unvested restricted share awards and stock options assume a common share price of $78.14, which was the closing market price on December 28, 2007 after adjustment for the 2-for-1 share split effected on January 22, 2008. Mr. La Duc’s amounts represent the estimated amounts due to him as a result of his retirement effective as of August 13, 2007.

	Raymond J.		Franco		Peter J.		Umberto		David		John T.
Potential Post-Employment Payments	Milchovich		Baseotto(1)		Ganz		della Sala(1)		Wardlaw(2)		La Duc
Total assuming terminated without cause or resigned for
good reason:
Annual base salary	$1,984,500	(3)	$1,312,260	(4)	$892,500	(3)	$2,085,278	(5)	$432,280	(6)
Annual incentive bonus	1,984,500	(7)	537,110	(8)	624,750	(9)	2,158,160	(10)	115,877	(11)
Continuing health and welfare benefits	36,782	(12)	-		27,950	(12)	-		22,502	(13)
Executive career assistance	8,000	(14)	-		8,000	(14)	-		-
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 28, 2007	34,028,951	(15)	1,519,212	(15)	3,453,930	(15)	4,683,878	(15)	774,209	(15)
Total	$38,042,733		$3,368,582		$5,007,130		$8,927,316		$1,344,868		N/A

Terminated for cause or voluntarily terminated other
than for good reason	$-		$24,290	(16)	$-		$278,870	(16)	$-		N/A

Terminated as a result of disability:
Annual base salary	$992,250	(17)	$1,312,260	(4)	$-	(18)	$2,085,278	(5)	$432,280	(6)
Annual incentive bonus	-		537,110	(8)	-		2,158,160	(10)	115,877	(11)
Continuing health and welfare benefits	36,782	(12)	-		-	(18)	-		22,502	(13)
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 28, 2007	34,028,951	(15)	1,519,212	(15)	3,453,930	(15)	4,683,878	(15)	774,209	(15)
Total	$35,057,983		$3,368,582		$3,453,930		$8,927,316		$1,344,868		N/A

Terminated as a result of death:
Annual base salary	$992,250	(17)	$528,162	(19)	$-		$1,075,359	(19)	$1,158,771	(20)
Annual incentive bonus	-		210,125	(21)	-		951,585	(21)	-
Continuing health and welfare benefits	36,782	(12)	-		-		-		-
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 28, 2007	34,028,951	(15)	1,519,212	(15	3,453,930	(15)	4,683,878	(15)	774,209	(15)
Total	$35,057,983		$2,257,499		$3,453,930		$6,710,822		$1,932,980		N/A

Terminated as a result of retirement:
Severance payment	$-		$24,290	(16)	$-		$278,870	(16)	$-		$-
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 28, 2007	-	(22)	-	(22)	-	(22)	-	(22)	-	(22)	$578,464	(23)
Total	$-		$24,290		$-		$278,870		$-		$578,464

Terminated as a result of a change in control:
Annual base salary	$2,976,750	(24)	$1,379,615	(25)	$1,338,750	(24)	$2,085,278	(5)	$432,280	(6)
Annual incentive bonus	2,976,750	(26)	813,195	(27)	1,874,250	(28)	2,158,160	(10)	115,877	(11)
Continuing health and welfare benefits	55,173	(29)	-		69,875	(30)	-		22,502	(13)
Executive career assistance	8,000	(14)	8,000	(14)	8,000	(14)	-		-
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 28, 2007	34,028,951	(15)	1,519,212	(15)	3,453,930	(15)	4,683,878	(15)	774,209	(15)
Gross up payment for excise taxes paid	-		-		1,419,101	(31)	-		-
Total	$40,045,624		$3,720,022		$8,163,906		$8,927,316		$1,344,868		N/A

(1)	Conversion to U.S. dollars from euros is calculated using the exchange rate as of December 28, 2007.

(2)	Conversion to U.S. dollars from pounds sterling is calculated using the exchange rate as of December 28, 2007.

(3)	Represents two years of annual base salary.

(4)
Represents mandatory severance indemnity compensation based on seniority, plus approximately 13 months of base salary for indemnity in lieu of notice, plus the maximum amount of 27 months of base salary for indemnity as a result of unjustified dismissal for a termination without either cause or justified reasons. Upon a resignation with good reason, Mr. Baseotto would be entitled to receive mandatory severance indemnity compensation based on seniority, plus two years of base salary and an amount corresponding to two years of Italian social security contributions, for a total of $927,840.

(5)
Represents mandatory severance indemnity compensation based on seniority, plus approximately 13 months of base salary for indemnity in lieu of notice, plus the maximum amount of 22 months of base salary for indemnity as a result of unjustified dismissal for a termination without either cause or justified reasons. Upon a resignation with good reason, Mr. della Sala would be entitled to receive mandatory severance indemnity compensation based on seniority, plus approximately 13 months of base salary for indemnity in lieu of notice, for a total of $1,075,359.

As described under “Employment Agreements for Umberto della Salla,” we and FWCE entered into new employment arrangements with Mr. della Sala effective March 1, 2008. Those arrangements provide that a portion of Mr. della Sala’s compensation and benefits will be paid by FWCE and a portion will be paid by Foster Wheeler Ltd. Under these new arrangements, Mr. della Sala would be entitled to the following payments in respect of his annual base salary upon termination:

a.
Termination without cause or resignation for good reason – With respect to the annual base salary paid to Mr. della Sala under his agreement with FWCE (currently €195,000), Mr. della Sala would be entitled to mandatory severance indemnity compensation based on seniority, plus he could be awarded damages equal to the base salary that would have been earned through the natural expiration of the contractual term. In addition, with respect to the annual base salary paid to Mr. della Sala under his agreement with Foster Wheeler Ltd. (currently €346,000), Mr. della Sala would be entitled to a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination.

b.
Termination as a result of disability - With respect to the annual base salary paid to Mr. della Sala under his agreement with FWCE (currently €195,000), Mr. della Sala would be entitled to mandatory severance indemnity compensation based on seniority. Mr. della Sala might also claim under certain circumstances that he is entitled to seek to be awarded damages equal to his FWCE base salary that would have been earned from the date of termination through the natural expiration of the contractual term.

c.
Termination as a result of a change of control - Mr. della Sala would be entitled to a lump sum cash payment in an amount representing three times the sum of his annual base salary under his agreement with Foster Wheeler Ltd. (currently €346,000) and €195,000.

(6)	Represents one year of annual base salary plus the maximum amount of indemnity for unfair dismissal.

(7)	Represents two years of annual short-term incentive compensation, at stated target of 100% of annual base salary.

(8)
Represents approximately 13 months of the three-year average annual short-term incentive compensation for indemnity in lieu of notice, plus the maximum amount of 27 months of the three-year average annual short-term incentive compensation for indemnity as a result of unjustified dismissal for a termination without either cause or justified reasons. Upon a resignation with good reason, Mr. Baseotto would be entitled to receive two years of annual short-term incentive compensation, at target of 60% of annual base salary, and an amount corresponding to two years of Italian social security contributions, for a total of $542,130.

(9)	Represents two years of annual short-term incentive compensation, at target of 70% of annual base salary.

(10)
Represents approximately 13 months of the three-year average annual short-term incentive compensation for indemnity in lieu of notice, plus the maximum amount of 22 months of the three-year average annual short-term incentive compensation for indemnity as a result of unjustified dismissal for a termination without either cause or justified reasons. Upon a resignation with good reason, Mr. della Sala would be entitled to receive approximately 13 months of the three-year average annual short-term incentive compensation for indemnity in lieu of notice worth $951,585.

Pursuant to the terms of the new employment arrangements described in Note 5 above, Mr. della Sala would be entitled to the following payments in respect of his annual short-term incentive upon termination:

	a.	Termination without cause or resignation for good reason – Mr. della Sala would be entitled to a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target.

	b.	Termination as a result of disability – with respect to Mr. della Sala’s agreement with FWCE, no annual short-term incentive compensation is payable.

	c.	Termination as a result of a change of control - Mr. della Sala would be entitled to a lump sum cash payment in an amount representing three times his annual short-term incentive compensation.

(11)	Represents one year of annual short-term incentive compensation, at target of 40% of annual base salary.

(12)	Represents two years of continuing health and welfare benefits.

(13)	Represents one year of continuing health and welfare benefits.

(14)	Represents the cost of executive career assistance.

(15)
Represents the value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 28, 2007. The value of restricted share awards was estimated by multiplying the number of accelerated restricted share awards by a share price of $78.14, the closing market price on December 28, 2007. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between a share price of $78.14 and the stated exercise price of the stock option.

Pursuant to the terms of the new employment arrangements described in Note 5 above, in March 2008, Mr. della Sala received a grant of restricted share units having an economic value of €2,972,000 and of stock options having an economic value of €2,972,000. These restricted share units and stock options vest in full upon Mr. della Sala’s termination by us without cause or resignation for good reason and upon a change of control.

(16)	Represents mandatory severance indemnity compensation based on seniority.

(17)	Represents one year of annual base salary.

(18)
The named executive officer has elected to participate in our long-term disability insurance program, which is available to all eligible employees. The disability insurance premiums are paid solely by the named executive officer to an unrelated third-party insurance carrier. In the event of a named executive officer’s disability, the insurer would be responsible for disability payments to him. Upon a termination based on disability, we allow eligible employees, including the named executive officer, to continue participation in our health benefits coverage at employee cost, which is subsidized by us.

(19)	Represents mandatory severance indemnity compensation based on seniority, plus approximately 13 months of base salary for indemnity in lieu of notice.

Pursuant to the terms of the new employment arrangements with Mr. della Sala described in Note 5 above, only the mandatory severance indemnity compensation would be paid and it would be determined based upon the base salary paid by FWCE (currently €195,000). Mr. della Sala might also claim under certain circumstances that he is entitled to seek to be awarded damages equal to his FWCE base salary that would have been earned from the date of termination through the natural expiration of the contractual term.

(20)	Represents four years of annual base salary.

(21)	Represents approximately 13 months of the three-year average annual short-term incentive compensation for indemnity in lieu of notice.

Pursuant to the terms of the new employment arrangements with Mr. della Sala described in Note 5 above, this amount would no longer be payable to him because, among other things, his annual short-term incentive compensation is paid through his agreement with Foster Wheeler Ltd.

(22)	Named executive officer was not eligible to retire due to his age as of December 28, 2007 under the terms of the plan and the award agreements.

(23)
Represents the value estimated to be realized upon the pro rata accelerated vesting of restricted share awards and stock options as of August 13, 2007, which is the date that Mr. La Duc’s tenure as our Executive Vice President and Chief Financial Officer ended. The value of restricted share awards was estimated by multiplying the number of pro rata accelerated restricted share awards by a common share price of $51.58, the closing market price on August 13, 2007. The value of stock options was estimated by multiplying the number of pro rata accelerated “in-the-money” stock options by the difference between a common share price of $51.58 and the stated exercise price of the stock option.

(24)	Represents three years of annual base salary.

(25)	Represents mandatory severance indemnity compensation based on seniority, plus three years of annual base salary and an amount equal to three years of Italian social security contributions.

(26)	Represents three years of annual short-term incentive compensation, at stated target of 100% of annual base salary.

(27)	Represents three years of annual short-term incentive compensation, at stated target of 60% of annual base salary.

(28)	Represents three times the highest annual short-term incentive compensation awarded over the prior three years.

(29)	Represents three years of continuing health and welfare benefits.

(30)	Represents five years of continuing health and welfare benefits.

(31)
Represents the gross up payment for excise taxes estimated to be incurred in accordance with Internal Revenue Code Section 280G and Internal Revenue Code Section 4999. The gross up payment was estimated using a 20% excise tax, 35% federal income tax, 8.97% state income tax and 1.45% Medicare tax. Internal Revenue Code Section 280G provides that "employment agreements" entered into within one year of the date of a change in control are presumed to have been “contingent” on the change in control, absent clear and convincing evidence to the contrary. If the presumption is not rebutted, the full value of the payments made under the employment agreements, as opposed to the lower, modified value otherwise permitted under the Internal Revenue Code Section 280G, would be deemed to be change in control payments. For the purpose of these calculations, we have assumed that we would be able to rebut the presumption and that therefore only the lower, modified value would be deemed to be part of the change in control payments. A contrary assumption could under certain circumstances result in higher taxes and therefore an increase in termination payments being made upon a change in control.

Transactions with Related Persons, Promoters and Certain Control Persons

     Our Board of Directors has adopted a written policy and procedures under which our Audit Committee shall evaluate and consider for approval and/or ratification transactions, arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons on the other hand. Under the policy, any transaction involving more than $120,000, including any financial transaction, arrangement, relationship, indebtedness or guarantee between us and any related party, including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. However, the following will not be considered related party transactions: (1) executive compensation arising from a relationship or transaction that is otherwise required to be reported by us such as salary, bonuses and equity grants; (2) compensation that would have been required to be reported had such person been an executive officer provided that such compensation was approved or recommended to our Board of Directors for approval by our Compensation Committee; (3) a transaction, relationship or arrangement where the applicable rates and charges were determined by competitive bids; (4) a transaction, relationship or arrangement involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (5) interests arising solely from the ownership of a class of our equity securities, where all holders of that class of our equity securities received the same benefit on a pro rata basis. Additionally, any relationship, transaction or arrangement that any director has with us or any other person (directly or as a partner, shareholder, director or officer of any entity or organization) which such director believes could interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director will also be subject to the policy.

     To the extent practicable, related party transactions are presented to our Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third-party and the nature of any director’s or officer’s involvement in the transaction. Our management will notify our Audit Committee not less frequently than annually of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. We have adopted procedures to implement the foregoing policies.

     During 2007, there were no reportable transactions between us and any related person.

     In February 2007, our Audit Committee considered the fact that we will likely seek business from NRG Energy, Inc. or one of its subsidiaries, all of which we refer to as NRG. NRG is a wholesale power generation company and periodically purchases equipment and/or services from us. One of our directors is NRG’s Executive Vice President and Chief Operating Officer. Our Audit Committee determined prospectively to approve all transactions that take place between us and NRG so long as our director has no significant direct involvement in the transaction, the transaction is not material either to him or to NRG and the total of all transactions between us and NRG in a reporting year involves payment to us of no more than $10,000,000. At least annually, we will present a summary report to the Audit Committee of all NRG related transactions that, absent this approval, would otherwise be reportable related party transactions.

Proposals of Shareholders for the 2009 Annual General Meeting

     Under our Bye-laws, shareholders who wish to nominate persons for election to our Board of Directors must submit their nominations to us by December 1, 2008, which date is 120 calendar days in advance of the anniversary of the date that we commenced the mailing of our proxy statement for the previous year's annual general meeting, to be considered at our annual general meeting of shareholders to be held in 2009. Nominations must include certain information concerning the nominee and the proponent’s ownership of our common shares. SEC rules provide that if we change the date of our annual general meeting of shareholders to be held in 2009 more than 30 days from the anniversary of the date of the 2008 Annual General Meeting, this deadline will instead be a reasonable time before we begin to print and mail our proxy materials. Nominations not meeting these requirements will not be entertained at the annual general meeting. The Secretary should be contacted in writing at Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000 to submit a nomination or to obtain additional information as to the proper form of a nomination.

     To include any proposal other than the nomination of directors in our 2009 proxy statement, it must be received by December 1, 2008. A shareholder may otherwise propose business for consideration without seeking to have the proposal included in our proxy statement. For business to be properly brought before our annual general meeting of shareholders to be held in 2009, a shareholder's notice in proper written form must be received by the Secretary at our principal executive offices not later than February 15, 2009. A shareholder's notice to the Secretary must contain the matters specified in our Bye-laws, a copy of which is filed as an exhibit to a Form 8-K filed with the SEC on May 12, 2006. In addition, Bermuda law provides that shareholders holding at least 5% of the total voting rights or 100 or more registered shareholders together may require a proposal to be submitted to an annual general meeting if the proposal is deposited at our registered office not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by us for the annual general meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement.

     Our Board of Directors is not aware of any matters that are expected to come before the Annual General Meeting other than those described in this proxy statement. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with their best judgment.

By Order of the Board of Directors
PETER J. GANZ
Executive Vice President, General Counsel and Secretary

April 1, 2008

FOSTER WHEELER LTD.

PROXY

2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSALS 1 and 2

Please Mark Here ☐ For Address Change
SEE REVERSE SIDE

WITHHOLD
AUTHORITY
	FOR	for all
Proposal 1. Election of three directors,	☐	☐
for terms expiring in 2011.

Nominees:
01 Jack A. Fusco
02 Edward G. Galante
03 Raymond J. Milchovich

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK A LINE THROUGH THE NOMINEE'S NAME.

	FOR	AGAINST	ABSTAIN
Proposal 2. Appointment of	☐	☐	☐
PricewaterhouseCoopers LLP as Foster Wheeler Ltd.'s independent registered public accounting firm for 2008 and authorization of the board, through the Audit Committee, to set the firm’s remuneration.

Please mark this box ☐
if you plan to
attend the Annual
Meeting

SIGNATURE ___________________________ SIGNATURE _______________ DATE _______________________________

NOTE: Please sign your name exactly as it appears above.
Joint owners should each sign.
When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such.

________________________________________________

^ FOLD AND DETACH HERE ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH OF WHICH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 P.M. Eastern Time on May 5, 2008.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/fwlt		1-866-540-5760
Use the internet to		Use any touch-tone
vote your proxy.	OR	telephone to vote
Have your proxy card		your proxy. Have
in hand when you		your proxy card in
access the web site.		hand when you call.

     If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLink(SM) for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOSTER WHEELER LTD.

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2008

      The undersigned hereby appoints Raymond J. Milchovich, Peter J. Ganz and John A. Doyle, Jr., each with power to act without the other and with full power of substitution, as proxies to represent and to vote, as indicated on the reverse side of this card, all common shares of Foster Wheeler Ltd. registered in the name of the undersigned at the annual general meeting of shareholders to be held at the offices of Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey on May 6, 2008 or any postponements or adjournments thereof.

      The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specific direction is given, the shares represented by this proxy will be voted "FOR" the proposals listed on the reverse side. Discretionary authority is hereby conferred on the proxyholders as to all other matters that may come before the meeting or any postponements or adjournments thereof.

(Continued, and to be marked, signed and dated on the other side)

________________________________________________

Address change/comments (mark the corresponding box on the reverse side)

________________________________________________

________________________________________________

________________________________________________

^ FOLD AND DETACH HERE ^

ADMISSION TICKET

DIRECTIONS TO FOSTER WHEELER LTD.
Perryville Corporate Park
Clinton, NJ

FROM:

I-78 WEST: Take I-78 West to Exit 12 (Jutland, Norton). Make a left at the exit ramp and go to the traffic light. Make a left at the light and go over I-78. Make a right at the next light (Frontage Road). Perryville Corporate Park is one half mile on the left. Use the second driveway on the left and follow the signs for annual meeting parking.

I-287 NORTH TO SOUTH: Follow I-287 South and follow the signs for I-78 West. Follow the directions for I-78 West above.

I-287 SOUTH TO NORTH: Follow I-287 North and follow the signs for I-78 West. Follow the directions for I-78 West above.

LIVINGSTON - FLORHAM PARK AREA: Take Route 24 West to the end (staying left) and follow signs for I-287 South, then follow directions for I-287 North to South.

GARDEN STATE PARKWAY NORTH OR SOUTH: Take the Garden State Parkway to Exit 142. Follow the signs for I-78 West, then follow the directions for I-78 West above.

PHILLIPSBURG, ALLENTOWN AND EASTON: Take Route 22 East and go over the Phillipsburg Bridge, stay on Route 22 through Phillipsburg bearing right on Route 22 to I-78 East. Stay on I-78 East to Exit 11 (W. Portal, Pattenburg). Go straight through the traffic light at the end of the exit ramp. Bear left at fork. Perryville Corporate Park entrance is one half mile on the right. Use the first driveway on the right and follow the signs for annual meeting parking.

THIS TICKET IS NOT TRANSFERABLE